EXHIBIT 10.1

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS DOCUMENT ARE SUBJECT TO RESTRICTIONS ON ASSIGNMENT AND TRANSFER SET FORTH HEREIN.  THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL REGISTERED OR UNTIL THE BOARD OF MANAGERS HAS RECEIVED AN OPINION OF LEGAL COUNSEL, OR OTHER ASSURANCES SATISFACTORY TO THE BOARD, THAT AN INTEREST MAY LEGALLY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION, ALL AS PROVIDED IN THIS DOCUMENT.

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

MAGNETATION LLC

Dated as of October 4, 2011

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-ii-

TABLE OF CONTENTS (continued)
		Page
9.3	Termination Events	27
9.4	Consequences of Termination Event	27
9.5	Winding-up and Liquidation of the Company	28
9.6	Time for Winding-Up	29
9.7	Final Accounting	29

ARTICLE 10.	AMENDMENT OF AGREEMENT	29
10.1	Amendments to This Agreement	29

ARTICLE 11.	MEMBER REPRESENTATIONS AND WARRANTIES	29
11.1	Organization and Authority	30
11.2	Enforceability	30
11.3	Consents	30
11.4	No Conflicts	30
11.5	Litigation	30
11.6	Member Interest Not Subject to Lien or Security Interest	31
11.7	Investment Experience	31

ARTICLE 12.	MAGNETATION REPRESENTATIONS AND WARRANTIES	31
12.1	Sufficiency of Assets; Authorization	31
12.2	Financial Statements	31
12.3	No Undisclosed Liabilities	32
12.4	Compliance with Laws; Permits. As of the Effective Date and as of the dates Magnetation makes its Plant 1 Capital Contributions and contributes Plant 1:	32
12.5	Environmental Matters	32
12.6	Insurance	33
12.7	Majority Ownership of Magnetation	33
12.8	Full Disclosure	33

ARTICLE 13.	COVENANTS	33
13.1	Further Assurances	33

ARTICLE 14.	CLOSING CONDITIONS	34

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  -iv-

TABLE OF CONTENTS (continued)
		Page
18.12	Press Releases	43

ARTICLE 19.	DEFINITIONS	43

APPENDIX A	MAGNETATION LLC TAX MATTERS	1

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APPENDICES

Appendix A	Tax Matters

SCHEDULES
Schedule 2.1(a)	Initial Capital Contributions
Schedule 2.2	Membership Units
Schedule 5.4	Magnetation Capital Reserve Account
Schedule 9.4	Procedure for Purchasing the Other Member’s Interest

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AMENDED AND RESTATED
OPERATING AGREEMENT
OF MAGNETATION LLC

This Amended and Restated Operating Agreement (“Agreement”) is made and entered effective as of the 4th day of  October, 2011 (the “Effective Date”), by and among Magnetation LLC, a Delaware limited liability company (“Company”), Magnetation, Inc., a Minnesota corporation (“Magnetation”) and AK Iron Resources, LLC, a Delaware limited liability company (“AKS”) (Magnetation and AKS may individually be referred to as a “Member” and collectively as the “Members”).

RECITALS

WHEREAS, Magnetation is a producer of iron ore concentrate and has developed a patented mineral reclamation process to extract iron oxide particles from hematite materials contained within impoundment basins;

WHEREAS, AKS’ affiliates are fully-integrated producers of flat-rolled carbon, stainless and electrical steels and tubular products primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets;

WHEREAS, Magnetation and AKS desire to enter into a joint venture (the “Joint Venture”) for the purpose of owning and operating an existing iron oxide production plant and developing, constructing, owning and operating additional iron oxide production plants as well as an iron conversion facility capable of producing iron ore flux pellets useable in AKS’ affiliates’ operations;

WHEREAS, the Company has been formed under the Delaware Limited Liability Company Act (the “Act”);

WHEREAS, AKS and Magnetation desire to enter into this Agreement to set forth certain agreements relating to the funding, ownership, management and operation of the Company; and

WHEREAS, certain capitalized terms are used in this Agreement as defined in Article 19 or other provisions of this Agreement set forth below.

NOW, THEREFORE, in mutual consideration of the promises contained in this Agreement, and subject to the terms and conditions hereof, the Company and the Members agree as follows:

ARTICLE 1.
ORGANIZATIONAL MATTERS

1.1 Formation of the Company; Term.

(a) The Company was organized as a Delaware limited liability company by filing a Certificate of Formation with the Secretary of State of the State of Delaware on May 26,

2010 pursuant to Section 18-201 of the Act.  Unless dissolved pursuant to Article 9, the duration of the Company is perpetual.

(b) Subject to Section 6.3(b)(11), the Company shall file and record any amendments or restatements to the Certificate of Formation of the Company as are required by the Act to reflect the terms and conditions of this Agreement.  The Company shall be qualified in any jurisdiction in which the Company conducts business where such qualification is required.  The Company shall also file all other documents as may be required or appropriate under the Laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business.  The Company shall, on request, provide any Member with copies of each such document as filed and recorded.

(c) Each Officer of the Company appointed by the Board pursuant to Section 6.5 is hereby designated as an “authorized person,” within the meaning of Section 18-201 of the Act, to execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other instruments (and any amendments or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware in connection with the formation of the Company and any other certificate, notice or other instrument (and any amendment or restatement thereof) that is necessary for the Company to do business in a jurisdiction in which the Company may wish to conduct business and where such qualification is required.

(d) The Members shall have the rights and liabilities as provided in the Act, except as is otherwise expressly provided herein.  As of the Effective Date, Magnetation shall continue as a Member of the Company and AKS is admitted as a Member of the Company.

(e) This Agreement constitutes the limited liability company agreement (as defined in the Act) of the Company.

1.2 Name.  The name of the Company is:  Magnetation LLC.

1.3 Purpose of the Company.  The purposes for which the Company is organized are to:

(a) design, develop, construct, own and operate (1) facilities (each individually, a “Plant”) to produce iron oxide concentrate from iron-bearing hematite materials contained within impoundment basins and other iron-bearing materials (“Basins”), including, without limitation, by utilizing Intellectual Property and Technology licensed by Magnetation to the Company pursuant to the Technology License Agreement (collectively, the “Licensed Technology”) and (2) a facility to produce iron ore flux pellets, each such activity as described in more detail below;

(b) own and operate the existing Plant currently owned and operated by Magnetation located south of Keewatin, Minnesota (“Plant 1”) and to complete construction of and own and operate an additional Plant located in between the Holman and East Trout Lake Basins south of Taconite, Minnesota (“Plant 2”) (collectively, “Phase I”);

(c) identify, secure rights to, design, develop, construct, own and operate (1) no less than two (2) additional Plants (“Plant 4” and “Plant 5”), and (2) one (1) pellet plant (“Pellet Plant”) capable of producing approximately three million tons of iron ore flux pellets annually, or such other conversion plant as the Members may agree upon (collectively, “Phase II”); and

(d) engage in all lawful activities and to enter into, exercise the rights to enjoy the benefits under, and discharge the obligations of the Joint Venture pursuant to, all contracts, agreements and other instruments which the Company shall determine (pursuant to such approvals, if any, required of the Board of Managers or of the Members contemplated by this Agreement or required by the Act) to be necessary or suitable for or incidental to the accomplishment and conduct of the foregoing purposes set forth in clauses (a), (b), and (c) above (collectively the “Business”).

1.4 Powers of the Company.  The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other applicable Law, and by this Agreement, together with any powers incidental thereto, including such powers and privileges as may be necessary or suitable for or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

1.5 Principal Place of Business.  The principal place of business and mailing address of the Company is Red Rock Business Center, 832 First Street, Suite 130, Nashwauk, Minnesota 55769, or at such other location as may be specified from time to time by the Board of Managers.  The Company also may establish additional places of business or offices for maintenance of records as the Board of Managers determines are necessary or appropriate.

1.6 Supersedes Prior Agreements.  This Agreement supersedes and replaces all prior versions of any operating agreement or limited liability company agreement for the Company.

1.7 Exclusivity.  Other than (a) a certain Technology  License Agreement dated August 19, 2011 (“MR License”), existing as of the Effective Date between Magnetation and Mining Resources, LLC and (b) any license or licenses that Magnetation may elect to provide to or in connection with joint ventures with Cargill, Inc. (“Cargill Licenses”), consistent with a certain Letter of Intent between Magnetation and Cargill, Inc., dated December 9, 2010, a true and correct copy of which has been provided to AKS, Magnetation agrees that, as further set forth in and subject to the terms and conditions of the Technology License Agreement, it will not use the Licensed Technology in the United States or license or grant any rights under or to the Licensed Technology to any other Person for such use in the United States for the production of iron ore concentrate for a period that shall commence on the Effective Date and terminate on the earliest of (w) an Uncured AKS Contribution Default, (x) the Phase II Abandonment Date, (y) the Phase II Completion Date, or (z) the tenth (10th) anniversary of the Effective Date. Magnetation further agrees not to amend or otherwise modify the MR License in any manner, through amendment, waiver, modification, or otherwise, if such amendment would adversely and materially impact the Company, without prior written consent from AKS, which consent may be withheld, conditioned or delayed by AKS in its sole discretion, provided that, for purposes of clarity, the foregoing restriction does not apply to any extensions or renewals of the MR License or any of the Cargill Licenses in accordance with their terms. The Parties acknowledge that the aforementioned exclusivity restriction shall not limit Magnetation and AKS from mutually agreeing, each in their sole discretion, to collaborate on projects, whether within the Company or to be governed by other future binding agreements, which could include, inter alia, granting a license to the Licensed Technology to other Persons.

ARTICLE 2.
INITIAL CAPITAL CONTRIBUTIONS AND MEMBERSHIP UNITS

2.1 Capital Contributions.

(a) Magnetation has previously made the Capital Contributions described on Schedule 2.1(a) and on the AKS Initial Funding Date will make the Capital Contributions described on Schedule 2.1(a) relating to Plant 1 (“Plant 1 Capital Contributions”) pursuant to the JV Formation Agreement.  On or prior to January 3, 2012, Magnetation will take all necessary actions to make a Capital Contribution of Plant 1, as such asset is described on Schedule 2.1(a), pursuant to the JV Formation Agreement (Plant 1, together with the Capital Contributions in the preceding sentence, the “Contributed Magnetation Assets”).

(b) AKS will make an aggregate Capital Contribution of Two Hundred Ninety-Seven Million Five Hundred Thousand Dollars ($297,500,000.00) (“AKS Capital Contributions”), allocated One Hundred Forty-Seven Million Five Hundred Thousand Dollars ($147,500,000.00) to Phase I (the “Phase I Portion”) and One Hundred Fifty Million Dollars ($150,000,000.00) to Phase II (the “Phase II Portion”), which shall be made in cash and in accordance with the following schedules:

(1) One Hundred Million Dollars ($100,000,000.00) of the Phase I Portion on October 4, 2011 (the “AKS Initial Funding Date”), subject to the satisfaction (or waiver by AKS, in its sole discretion) of the conditions set forth in Article 14;

(2) Forty Seven Million Five Hundred Thousand Dollars ($47,500,000.00) (the “Phase I Balance”) of the Phase I Portion not later than the tenth (10th) day following the satisfaction (or waiver by AKS, in its sole discretion) of the conditions set forth in the Supplemental Letter (the “Phase I Conditions”) and the receipt by AKS of the documents set forth in Section 2.1(c) below; and

(3) The Phase II Portion (“Phase II Portion”) upon the satisfaction (or waiver by AKS, in its sole discretion) of the conditions set forth in the Supplemental Letter (the “Phase II Conditions”) and at the times and upon the receipt by AKS of the documents set forth in Section 2.1(d) below.  Notwithstanding the foregoing, AKS shall not be obligated to pay any portion of the Phase II Portion if all of the Phase II Conditions have not been satisfied or waived by AKS on or prior to the fifth (5th) anniversary of the Effective Date.

(c) The obligation of AKS to make the Phase I Balance Capital Contribution is subject to its receipt of a certificate executed on behalf of the Board of Managers to the effect that the Board of Managers has determined that the Phase I Conditions have been satisfied.

(d) (1) Other than as provided in Section 2.1(d)(2) below, the obligation of AKS to make the Phase II Portion Capital Contribution is subject to its receipt of one or more written requests from the Board of Managers for all or a portion of the Phase II Portion as specified in such written requests.  Each such request of the Board of Managers (i) must be accompanied by a certificate executed on behalf of the Board of Managers to the effect that (A) the Board of Managers has determined that the Phase II Conditions have been satisfied (which certification need accompany only the first request made pursuant to this Section 2.1(d)(1)) and (B) the Company has a present need for the cash funds specified in the request to meet its capital and operating expenses as they will become due and payable and (ii) may not direct AKS to make the specified Capital Contribution prior to the date that is the tenth (10th) day following the date of AKS’ receipt of such request.

(2)           Notwithstanding that AKS may not have received written requests pursuant to Section 2.1(d)(1) above for the following amounts by the following times, AKS shall make the following Phase II Portion Capital Contributions no later than the corresponding dates indicated below:

Amount	Date of Capital Contribution
$50 million	Six (6) months after the satisfaction (or waiver by AKS, in its sole discretion) of the Phase II Conditions
$50 million	Twelve (12) months after the satisfaction (or waiver by AKS, in its sole discretion) of the Phase II Conditions
$50 million	Twenty Four (24) months after the satisfaction (or waiver by AKS, in its sole discretion) of the Phase II Conditions

(3)           Phase II Portion Capital Contributions made by AKS pursuant to Section 2.1(d)(1) above shall be credited against AKS’ obligations pursuant to Section 2.1(d)(2).

(e) For the avoidance of doubt, the failure of either or both of the Phase I Conditions and the Phase II Conditions to be satisfied and the consequence that AKS does not make either or both of the Phase I Balance or Phase II Portion Capital Contributions shall not affect or dilute AKS’ Percentage Interest.

(f) The Capital Contributions described in Section 2.1(a) have an agreed value as of the Effective Date of this Agreement of $298,692,400.  Immediately after the occurrence of the last of the AKS Capital Contributions of the Phase II Portion, there shall be a revaluation of all Company property in accordance with Section 2.02 of Appendix A with any appreciation or depreciation being allocated between Magnetation and AKS so as to cause the Capital Account balances of Magnetation and AKS to stand in the same ratio to one another as their respective Percentage Interests bear to one another to the maximum extent possible.

2.2 Membership Units.  In consideration of the Capital Contributions made or to be made by the Members pursuant to Section 2.1 hereof, Magnetation and AKS will be issued effective on the Effective Date the respective number of Units of ownership interest in the Company set forth opposite its name in Schedule 2.2(inclusive, with respect to Magnetation, of any Interest currently held by Magnetation in the Company).

2.3 Failure to Make Article 2 Capital Contributions.

(a) If Magnetation fails to make the Plant 1 Capital Contributions to the Company as required by Section 2.1(a), and such failure has not been cured on or prior to January 11, 2012, then, beginning January 12, 2012, distributions that would have otherwise accrued to Magnetation under this Agreement shall instead be credited to AKS’ Capital Account at a rate of Fifteen Thousand Dollars ($15,000) per calendar day, continuing until Magnetation makes the Plant 1 Capital Contributions to the Company as required by Section 2.1(a), and, in addition, in the event such failure by Magnetation is not cured on or prior to April 1, 2012, AKS shall have allocated to it ten thousand one (10,001) additional Units above those specified in Section 2.2 for each day that such failure exists after April 1, 2012 without the need for payment by AKS of any additional consideration or Capital Contribution to the Company.  Such allocation of additional Units to AKS shall not affect Magnetation’s obligation to contribute Plant 1 to the capital of the Company or the provisions of Section 15.1 as they relate to Magnetation’s failure to make such Capital Contribution.  Notwithstanding the foregoing, in the event that Magnetation is unable to fully contribute the Plant 1 Capital Contributions to the Company as the result of its inability to procure required consents to transfer the assets or a similar event which is beyond the control of Magnetation, and in the event Magnetation and AKS mutually agree in good faith to an alternative to transfer which provides the Company with substantially the same economic benefit as if the Plant 1 Capital Contribution had been fully made, then from and after the date of the implementation of such agreed upon alternative, Magnetation shall be deemed to have satisfied its obligations to make the Plant 1 Capital Contributions and shall not be in breach such obligations, and the remedies set forth in this Section 2.3(a) shall not apply.  For purposes of this Section 2.3(a), AKS shall not unreasonably withhold, condition or delay its agreement to any alternative that may be proposed by Magnetation, provided that AKS may in its sole discretion withhold its agreement if such alternative is incapable of being implemented by July 1, 2012.

(b) If AKS fails to make the Phase I Balance or all or any part of the Phase II Portion Capital Contributions when due and (1) AKS is not disputing in good faith its obligation to make such Capital Contributions pursuant to the provisions of Section 18.6 and (2) such failure continues for sixty (60) days after such contributions are due hereunder, then, effective on the sixty-first (61st) day after such contributions were due, Magnetation shall be allocated two (2) additional Units above those specified in Section 2.2 for each $1 of Capital Contribution that AKS has failed to make without the need for payment by

Magnetation of any additional consideration or Capital Contribution to the Company, provided that AKS’ Percentage Interest shall not, by reason of this Section 2.3(b), be reduced to less than thirty-three percent (33%).  Such allocation of additional Units to Magnetation shall be deemed to cure the default resulting from AKS’ failure to make its Capital Contributions pursuant to Article 2 and, from and after the sixty-first (61st) day referenced above, the provisions of Section 15.1 shall no longer be applicable to such past default.

(c) If (i) AKS fails to contribute the Phase I Balance or all or any portion of the Phase II Portion Capital Contributions when due and (ii) AKS is not disputing in good faith its obligation to make such Capital Contributions pursuant to the provisions of Section 18.6 and (iii) such failure continues for sixty (60) days after such contributions are due, then Magnetation may take the action of a Member who has participated in a call for Additional Capital Contributions pursuant to Section 3.1(h).

ARTICLE 3.
ADDITIONAL CAPITAL CONTRIBUTIONS

3.1 Additional Capital Contributions.

(a) From time to time, the Board will consider and discuss whether the Company is in need of additional cash funds beyond those funds made available through the AKS Phase I Balance and the Phase II Portion Capital Contributions.  If the Board determines that the Company has such need, the Board shall consider and discuss the amounts of the needed additional funds and the most appropriate funding of those needed amounts (e.g., whether such amounts should be obtained through borrowings, additional cash contributions from the Members or through other means).  If, following such consultations, the Board determines that Capital Contributions beyond those contemplated by Article 2 (“Additional Capital Contributions”) are necessary for the Company to pay its capital and operating expenses as they will become due and payable, then the Board may make one (1) or more calls for Additional Capital Contributions from the Members.  Calls for Additional Capital Contributions made by the Board pursuant to this Section 3.1(a) shall be made by written notice delivered to the Members and will be due and owing sixty (60) days after the date of such call.

(b) In addition to the foregoing, at any time following the satisfaction of the Phase II Conditions and prior to the Phase II Abandonment Date, in the event either Member determines that the Company is in need of additional cash funds in order for the Company to complete Phase II, such Member may request a meeting of the Board to discuss such funding needs.  The Board shall consider in good faith such needs and shall determine the most beneficial method for meeting the funding needs, which may include securing loans from third party financing sources, securing loans from Members, or calling for Additional Capital Contributions pursuant to Section 3.1(c).

(c) If within ninety (90) days of the date of any meeting of the Board held pursuant to Section 3.1(b), the Company has not obtained all of the additional funding and either Member reasonably determines that any material aspect of Phase II is being altered or delayed in any material manner as a result of insufficient cash resources, then such Member (the “Calling Member”) may seek additional financing sources for the Company pursuant to Section 3.1(d).

(d) The Calling Member may seek the additional funds from the following sources, provided it shall seek such funds solely in the following order:

(i) The Board or the Calling Member shall first make a call for an Additional Capital Contribution from the Members up to the amount of funds equal to 1.996 times the amount of funds in the Magnetation Capital Reserve Account, until such funds are exhausted, and pursuant to such call, Magnetation and AKS shall make Additional Capital Contributions as described in Sections 3.1(g)(1) and (2);

(ii) If the funds provided pursuant to clause (i) above are not sufficient, then the Board or the Calling Member on behalf of the Company shall seek a loan from a third party financing source or sources on commercially reasonable terms;

(iii) If the funds provided pursuant to clause (i) and, if available, clause (ii) above are not sufficient, then the Board or the Calling Member on behalf of the Company shall seek a loan from a Member or Members on commercially reasonable terms, which either Member is entitled to decline in its sole discretion; and

(iv) If the funds provided pursuant to clause (i), and, if available, clauses (ii) and (iii) above are not sufficient, then the Board or the Calling Member may make one (1) or more calls for Additional Capital Contributions in excess of the amount set forth in clause (i) above from the Members by written notice to the Members; provided, however, that AKS shall not be entitled to call for Additional Capital Contributions pursuant to this Section 3.1(d)(iv) unless AKS has provided a loan to the Company pursuant to Section 3.1(d)(iii) in at least the original principal amount of $25 million.

(e) Any Additional Capital Contributions pursuant to Section 3.1(d)(i) or 3.1(d)(iv) will be due and owing thirty (30) days after the date of such call.  The other provisions of this Section 3.1 shall apply to any calls for Additional Capital Contributions made by a Calling Member pursuant to such sections to the same extent as calls for Additional Capital Contributions made by the Board pursuant to Section 3.1(a).

(f) Unless agreed to otherwise by all of the Members at such time, each Member shall fund its pro rata portion of the aggregate Additional Capital Contributions specified in the notice delivered pursuant to Section 3.1(a) or 3.1(d) in accordance with its respective Percentage Interests at the time of the call.  Each Member making Additional Capital Contributions pursuant to this Article 3 shall receive one (1) additional Unit for each dollar of Additional Capital Contributions made by such contributing Member. For purposes of clarity, the limitations on dilution of AKS’ Percentage Interest contemplated by Section 2.3(b) hereof shall not apply to any dilution with respect to Additional Capital Contributions.

(g)

(1) With respect to Magnetation, Additional Capital Contributions up to the amount of funds held by the Company in the Magnetation Capital Reserve Account shall be mandatory, and the Company, on behalf of Magnetation, shall release funds from the Magnetation Capital Reserve Account in the amounts for which Magnetation is responsible pursuant to this Article 3 to an unrestricted account of the Company (unless Magnetation for some or all of its pro rata portion of the Additional Capital Contributions in its discretion contributes cash or other assets acceptable to AKS, in its sole discretion, valued at the fair market value thereof as of the applicable dates, in which event the amount released from the Magnetation Capital Reserve Account shall be adjusted accordingly).  Additional Capital Contributions by Magnetation in excess of the amounts held in the Magnetation Capital Reserve Account shall be voluntary, subject to clause (3) below.

(2) With respect to AKS, Additional Capital Contributions up to ninety nine and six tenths percent (99.6%) of the amount of funds held in the Magnetation Capital Reserve Account (the “AKS Matching Amount”) shall be mandatory.  Additional Capital Contributions by AKS in excess of such amount shall be voluntary, subject to clause (3) below.

(3) The Calling Member shall be obligated to fund its pro rata portion of the aggregate Additional Capital Contributions specified in its notice delivered pursuant to Section 3.1(d)(iv).

(h) If any Member does not participate in any call for Additional Capital Contributions or participates in an amount that is less than its pro rata amount as set forth in Section 3.1(f) above, then each other Member who has so participated may, at its sole discretion and option, fund such amounts that have not been contributed to the capital of the Company by:

(1) Making Additional Capital Contributions on a pro rata basis in accordance with the Percentage Interests of all Members participating in making up such shortfall, or

(2) In lieu of making Additional Capital Contributions, causing the shortfall amount to be funded by loans extended by the participating Member(s) to the Company, such loans to have commercially reasonable terms (and which loans shall not be subject to the provisions of Section 6.3(b)(6) or otherwise subject to the approval of the Board of Managers).

ARTICLE 4.
CAPITAL ACCOUNTS AND ALLOCATIONS

4.1 Capital Accounts. Each Member will have a Capital Account maintained as set forth in Appendix A.

4.2 Allocations of Book Income and Loss.  Except as stated in Appendix A and Section 2.1(f):

(a) Book Income:  Except for the components of the Company’s Book income that are specially allocated pursuant to Section 4.1(c) below, the Company’s Book income for any Fiscal Year shall be allocated between the Members in proportion to their respective Percentage Interests.

(b) Book Loss:  Except for the components of the Company’s Book loss that are specially allocated pursuant to Section 4.1(c) below, the Company’s Book loss for any Fiscal Year shall be allocated between the Members in proportion to their respective Percentage Interests.

(c) Book Depreciation, Amortization and Loss on Disposition In Respect of Section 2.1(a) Assets:  For any Fiscal Year, Book depreciation and amortization in respect of the assets contributed by Magnetation pursuant to Section 2.1(a) and any loss on disposition of such assets shall be allocated (i) first, 100% to Magnetation until the Capital Account balances of the Members stand in the same ratio to one another as their respective Percentage Interests bear to one another, and (ii) thereafter, between the Members in proportion to their respective Percentage Interests.

4.3 Tax Allocations.  Except as stated in Appendix A, each item of income, gain, loss and deduction is to be allocated for federal income tax purposes in the same manner as the corresponding allocation for Book purposes.

4.4 Membership Units.  A Member’s limited liability company interest in the Company shall be represented by the “Units” held by such Member.  With respect to capital contributions made by the Members as contemplated in Articles 2 and 3 of this Agreement, each Unit represents one U.S. dollar of capital contributed to the Company (in cash or other property or in services, in which case such other property or services shall be valued at its fair market value as determined by the Board of Managers).  Each Unit shall have equal rights and preferences except as otherwise provided herein.

4.5 No Interest.  No interest shall be paid by the Company on Capital Contributions, balances in a Member’s Capital Account or any other funds contributed to the Company as capital or distributed by the Company under this Agreement.

4.6 No Withdrawal.  In accordance with the Act, a Member, under certain circumstances, may be required to return to the Company, for the benefit of the Company or the Company’s creditors, amounts previously wrongfully distributed to such Member out of such Member’s Capital Account.

ARTICLE 5.
DISTRIBUTIONS

5.1 Tax Distributions.

(a) Within thirty (30) days after the end of each calendar quarter, the Company shall make a distribution in cash to the Members in proportion to their respective Percentage Interests.  The aggregate amount of such distribution shall be the smallest amount necessary so that each Member’s share of the distribution is not less than the product of (i) the Effective Tax Rate, multiplied by (ii) the amount of the Company’s expected net taxable income (if any) allocated to such Member for the applicable calendar quarter, as determined by the Board of Managers in good faith.

(b) After the filing of the Company’s tax return for each Fiscal Year, the Board of Managers shall reconcile the estimated tax distributions actually made to each Member under Section 5.1(a) for such Fiscal Year against the tax distributions that would have been distributable to such Member under Section 5.1(a) on the basis of the amount of net taxable income actually reported on federal Schedule K-1, Form 1065, as issued to such Member with respect to such Fiscal Year, and the Board of Managers shall cause to be distributed to such Member the excess, if any, of such amount over the estimated tax distributions made to such Member under Section 5.1(a) during such Fiscal Year; provided, however, that all distributions pursuant to this Section 5.1(b) shall be made to the Members in proportion to their respective Percentage Interests.

(c) In the event that a Member Transfers all or part of its Interest in accordance with this Agreement, amounts allocated or distributed hereunder to the transferor Member during the year of transfer in respect of the transferred Interest shall be treated as being previously allocated or distributed, as the case may be, to the transferee Member.

(d) Each of Magnetation and AKS represent to the Company that it is not subject to any requirement that the Company withhold taxes from distributions to it.

5.2 Quarterly Distributions.  Unless otherwise agreed by the Members, and subject to the provisions of Sections 5.3 and 5.4, on the first Business Day of each calendar quarter (commencing April 2, 2012), the Company shall distribute the Net Available Cash of the Company to the Members in accordance with their respective Percentage Interests.

5.3 Limitations on Distributions.  All distributions to the Members under this Agreement shall be subject in all respects to, and limited or prohibited to the extent provided by, applicable Law (including, without limitation, § 18-607 of the Act, as the same may be amended from time to time) or loan or other agreements entered into by the Company from time to time.  Distributions of cash under this Article 5 are to be made only to the extent cash is available to the Company without requiring (a) the sale of Company assets or the pledge of Company assets at a time or on terms that the Board of Managers believes are not in the best interests of the Company, or (b) a reduction in reserves that the Board of Managers determines are necessary or desirable for working capital, capital expenditures or other Company purposes.

5.4 Limitation on Payment of Distributions.  The Company shall not make distributions to Magnetation under Section 5.2 or 5.5 which, in the aggregate, exceed Thirty Million Dollars ($30,000,000.00) prior to the earlier of the Phase II Abandonment Date or the Phase II Completion Date. (For purposes of clarification, distributions made pursuant to Section 5.1 shall not be included for purposes of calculating such Thirty Million Dollar ($30,000,000.00) limitation.)  Nothing in this Section 5.4 is intended to prevent the Company from authorizing a pro rata distribution for the account of Magnetation pursuant to the provisions of Sections 5.2 or 5.5; rather, any such amounts in excess of Thirty Million Dollars ($30,000,000.00) shall not be distributed to Magnetation but instead shall be held by the Company in a segregated account (the “Magnetation Capital Reserve Account”) as a source for Additional Capital Contributions to be made by Magnetation pursuant to Section 3.1 until such time as the limitations of this Section 5.4 are lifted (“Deferred Distributions”).  Funds held in the Magnetation Capital Reserve Account shall be invested only in the instruments set forth in Schedule 5.4.  Prior to the earlier of (i) the Phase II Abandonment Date, (ii) the Phase II Completion Date, (iii) the tenth (10th) anniversary of the date of this Agreement, or (iv) the date of any Uncured AKS Contribution Default, no such funds shall be released from such account except pursuant to Article 3 or with the consent of AKS; provided that to the extent the income (if any) on the Deferred Distributions is allocable to Magnetation, then the Company shall distribute to Magnetation within thirty (30) days of each calendar quarter that portion of the Deferred Distributions equal to the Effective Tax Rate multiplied by the amount of such allocated income to the extent such distributions were not previously made or duplicated pursuant to Section 5.1(a).  Within five (5) Business Days of the earlier of (i) the Phase II Abandonment Date, (ii) the Phase II Completion Date, (iii) the tenth (10th) anniversary of the date of this Agreement, or (iv) the date of any Uncured AKS Contribution Default, any funds held in the Magnetation Capital Reserve Account shall be released to Magnetation.  Notwithstanding the foregoing, the limitations in this Section 5.4 shall not apply to any distributions pursuant to Section 5.1 or Section 9.5(b) of this Agreement.

5.5 Other Distributions.  Subject to the provisions of Sections 5.3 and 5.4, the Company shall distribute such other amounts in addition to the distributions described in Section 5.2 as determined from time to time by the Board of Managers by a Super Majority Vote of the Board, to the Members pro rata in accordance with their Percentage Interests;  provided, however, that notwithstanding anything to the contrary contained herein, (a) the Company shall make no distribution of the assets contributed by Magnetation pursuant to Section 2.1(a) (or the proceeds thereof) prior to the earlier of (i) the occurrence of Capital Account Proportionality or (ii) the liquidation of the Company, and (b) distributions in connection with a liquidation of the Company shall be made exclusively pursuant to Section 9.5(b)(5).

ARTICLE 6.
MANAGEMENT and GOVERNANCE

6.1 Board of Managers.

(a) The Company shall be managed by a Board of Managers consisting of seven (7) individuals.  The members of the Board of Managers are sometimes referred to herein as a “Manager” or “Board Representative”.

(b) The Member owning a majority of the Units shall appoint four (4) individuals to the Board of Managers and the Member owning a minority of the Units shall appoint three (3) individuals to the Board of Managers.  Each Manager shall, to the maximum extent permitted by Law, be entitled to represent solely the interests of the Member that shall have appointed such Manager.  Each Manager appointed by a Member shall be an employee of, or otherwise affiliated with, such Member or its Affiliates and shall otherwise be familiar with the Business.

(c) As of the date of this Agreement, the Board of Managers consists of the following seven (7) Managers: Larry Lehtinen, Matthew Lehtinen, David Chappie and Danilo Bibancos, appointed by Magnetation, and John F. Kaloski, Roger K. Newport and Maurice A. Reed, appointed by AKS.

(d) Each Board Representative is to serve until the earlier of his or her death, resignation or removal.  Each Member shall have the exclusive right to (1) remove (with or without cause and with or without prior notice) any of its appointed Managers at any time and appoint their respective successors, and (2) appoint an individual to fill any vacancies created by reason of the removal, resignation, or death of such Member’s appointed Manager.  Appointments and removals of Managers made pursuant to this Section 6.1(d) shall be evidenced by an instrument in writing signed by a duly authorized representative of the appointing Member.

(e) No Manager shall be entitled to any form of remuneration or reimbursement of expenses from the Company, and no former Manager nor the family members or dependents thereof shall have any right to receive benefits from the Company, in each case in such Person’s capacity as Manager or former Manager.  Nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation for such service.

(f) In the event that the Member holding a majority of the outstanding Units is diluted (the “Diluted Member”) pursuant to the provisions of this Agreement such that it no longer holds a majority of the Units, then, effective on the first Business Day of the next succeeding calendar quarter, one (1) Manager appointed by such Diluted Member shall resign and the other Member shall appoint an individual to fill such vacancy.  The Diluted Member shall thereafter be entitled to appoint three (3) individuals to the Board while the other Member shall be entitled to appoint four (4) individuals to the Board.

6.2 Authority of the Board of Managers.

(a) The Board shall, subject to provisions of this Agreement, and except for matters or decisions requiring Member approval under the Act, have full and complete discretion and authority to manage and control (and, as provided in this Agreement, delegate the management or control of) the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein.  The Board, acting as a body pursuant to this Agreement, shall constitute a “manager” for purposes of the Act, and the actions of the Board taken in accordance with the provisions of this Agreement shall bind the Company.

(b) The Board will act only as a body, and no Board Representative will have any power to bind the Company or authorize any action, except as a part of the Board.

(c) The Board of Managers may delegate to the Officers, other employees, committees, professional managers and agents of the Company the authority to conduct the business of the Company in the ordinary course in accordance with this Agreement and any policy of delegation, which may be adopted and revised from time to time by the Board of Managers by a Super Majority Vote of the Board.

(d) Subject to Section 6.3(b)(24), the Board may establish one or more committees. Each such committee shall contain such number of Managers or other individuals as shall be designated by the Board in resolutions establishing such committee.  Any such committee shall have such powers and authority as the Board may provide by resolution.  Unless provided otherwise by Board Approval, any action of such committee shall require approval by the majority vote of the members of the committee.

6.3 Actions by the Board of Managers.

(a) Majority Vote of the Board.  Each Board Representative shall have one (1) vote.  Subject to Section 6.3(b) or as otherwise expressly set forth in this Agreement, wherever Approval by or authorization of the Board is required by this Agreement or by the Act or otherwise the Board takes action or a vote, such Approval or authorization shall consist of a Majority Vote of the Board.

(b) Actions Requiring Super Majority Vote of the Board for Approval.  Notwithstanding anything contained herein to the contrary, the Super Majority Vote of the Board is required to authorize the Company to take the following actions:

(1) engaging in a business other than the Business;

(2) approving the annual budget (or a budget for any other timeframe) and strategic plan for the Company (“Approved Budget”), provided, however, that if such annual budget and strategic plan is not approved by Super Majority Vote of the Board prior to the first calendar day of any Fiscal Year (the “Relevant Year”), the operating budget of the Company contained in the Approved Budget for the previous Fiscal Year (annualized, if such previous year’s Approved Budget is in respect of a period less than one year) shall be the operating budget for the Relevant Year, adjusted to increase by five percent (5%) over the preceding Fiscal Year each line item set forth in the operating budget for the preceding Fiscal Year unless and until an annual budget and strategic plan for the Relevant Year shall be approved by Super Majority Vote of the Board;

(3) admitting a new Member to the Company;

(4) other than as otherwise specifically provided for in this Agreement, issuing any additional Units to a Member;

(5) other than as otherwise specifically provided for in this Agreement, redemption by the Company of any Units from a Member;

(6) incurring debt for borrowed money other than as contemplated in the Approved Budget or Section 3.1(d)(ii) or Section 3.1(h);

(7) making in any fiscal year any individual capital expenditures (other than as contemplated in the Approved Budget) in excess of $2,000,000;

(8) selling all or substantially all the assets of the Company;

(9) using the name “Magnetation” or “AK Steel,” collectively or separately in connection with the Business, provided that as long as Magnetation holds more than fifty percent (50%) of the Units, approval by the Super Majority Vote of the Board regarding the use of the name “Magnetation” by the Company in the ordinary course of business is not required;

(10) guaranteeing the indebtedness of a third party, other than as set forth in financial instruments entered into in the ordinary course of business;

(11) amending this Agreement or the JV Formation Agreement;

(12) obligating the Company to be party to a reorganization, merger, share exchange, consolidation, combination or other similar transaction;

(13) entering into voluntary Bankruptcy;

(14) the making of any acquisitions, investments or disposals (including sale-leasebacks) (other than as contemplated in the Approved Budget) with a value in excess of $2,000,000;

(15) the entering into any sales contracts (other than as contemplated in the Approved Budget) that contemplate the sale or commitment of twenty-five percent (25%) or more of the Company’s then-current total design capacity with a term in excess of two (2) years;

(16) the entering into, modification or termination of any single agreement or arrangement (other than as contemplated in the Approved Budget) with a value in excess of $2,000,000;

(17) the entering into of any partnership, joint venture, strategic alliance or profit sharing arrangement with any person;

(18) commencing, settling or approving any strategy with respect to any litigation or arbitration proceedings, other than litigation with a Member of the

Company, with (i) any person where the aggregate amount in dispute exceeds  $250,000 or (ii) any government agency;

(19) the entering into, material modification or termination of any labor agreement that, pursuant to its terms, directly or indirectly imposes any obligations on AK Steel or any of its Affiliates with respect to their employees;

(20) appointing or removing any Officer of the Company or the delegation of any powers of the Board to any Officer of the Company;

(21) the remuneration and compensation of any Officer of the Company (other than pursuant to a Project Agreement), or alteration of any terms of employment or benefits of any Officer of the Company;

(22) the indemnification by the Company of any Board Representative, Officer, committee member, employee, or agent of the Company and any employee or Affiliate of any Member, other than as required by any applicable Law;

(23) the taking of any action by the Tax Matters Partner that could have a material impact on the other Members, the making (or modification) of any agreement with any revenue authorities or other taxing authority or the making, granting, modifying or allowing of any claim, disclaimer, surrender, election or consent for taxation purposes, the adoption (or modification) of any position in respect of any tax matter (by way of the filing of a tax return or otherwise) and the approval of any strategy with respect to any tax matter;

(24) appointing any committee of the Board or delegating any of the powers of the Board of Managers to any committee;

(25) other than as otherwise specifically provided for in this Agreement, the determination to make a call for Additional Capital Contributions;

(26) other than as otherwise specifically provided in this Agreement, making any distributions to the Members;

(27) the entering into or the amendment, modification or termination of any agreement, arrangement or understanding with (i) any Member or any of the respective Affiliates of a Member, (iii) directors, officers or supervisors of any Member, any of the respective Affiliates of a Member or the Company, (iv) shareholders holding or having the ability to exercise control over more than five percent (5%) of any class of securities of either Member, their respective Affiliates or the Company, or (v) any person or entity controlled by the aforementioned persons;

(28) appointment and dismissal of the Company’s independent outside auditor;

(29) knowingly taking any action or omitting to take any action that would cause the Company to become an association taxable as a corporation for U.S. income tax purposes;

(30) any agreement (other than as contemplated in the Approved Budget) relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity (including without limitation iron ore or energy), credit or equity risk;

(31) making any research and development expenditures (other than as contemplated in the Approved Budget) in excess of $200,000; and

(32) dissolving or liquidating the Company (other than as provided in Article 9).

(c) Additional Actions Requiring Super Majority Vote of the Board for Approval During Phase II.  Notwithstanding anything contained herein to the contrary, from and after the commencement of Phase II, the Super Majority Vote of the Board is required to authorize the Company to take the following actions, which are in addition to the requirements under Section 6.3(b):

(1) approval of the design of the Pellet Plant;

(2) approval of the Pellet Plant capital budget;

(3) approval of the Pellet Plant general arrangement and flow sheet;

(4) approval of any material changes to the Pellet Plant; and

(5) approval of site selection for the Pellet Plant.

(d) Material Operational Decisions.  The Chief Executive Officer of the Company, or such other Officer as delegated by the Board, shall have the general authority for ordinary course operational decisions, provided that any material operational decision shall be discussed in advance with a designated AKS Board Representative and a designated Magnetation Board Representative, and if approved by such designees, shall be deemed approved and acceptable to AKS and Magnetation, respectively.  The Chief Executive Officer will use his or her best efforts to send a confirmation message via electronic mail within three (3) Business Days of each such approval to all of the Managers summarizing the material facts of the approved decision in order to maintain a proper record that such decision was duly authorized.  The following actions shall be deemed to be, but are not an exclusive listing of, material operational decisions requiring approval pursuant to this Section (unless approval is required pursuant to Section 6.3(b)):

(1) making in any fiscal year any individual capital expenditures (other than as contemplated in the Approved Budget) in excess of $500,000;

(2) the making of any acquisitions, investments or disposals (including sale-leasebacks) (other than as contemplated in the Approved Budget) with a value in excess of $500,000;

(3) the entering into any sales contracts (other than as contemplated in the Approved Budget) that contemplate the sale or commitment of ten percent (10%) or more of the Company’s then-current total design capacity with a term in excess of one (1) year;

(4) the entering into, modification or termination of any single agreement or arrangement (other than as contemplated in the Approved Budget) with a value in excess of $500,000; and

(5) making any research and development expenditures (other than as contemplated in the Approved Budget) in excess of $50,000.

6.4 Meetings of the Board of Managers.

(a) Board Meetings; Regular and Special Meetings.

(1) Regular Meetings.  Regular meetings of the Board of Managers are to be held at such times and places as may be fixed upon reasonable notice by the Board of Managers.

(2) Special Meetings.  Special meetings of the Board may be called by any single Board Representative.  Notice of the time and place of a special meeting of the Board is effective if delivered to each Board Representative by hand, telephone, electronic mail (with return receipt) or recognized overnight delivery service at least 48 hours (two (2) days) prior to the time of such special meeting.  Notices of special meetings of the Board shall identify the purpose of the special meeting.  No actions other than those specified in the notice may be considered at a special meeting unless approved by a Super Majority Vote of the Board.  Notice of adjournment of a meeting and the time and place of the adjourned meeting shall be given to all members of the Board, unless such time and place were announced at the meeting at which the adjournment was taken.

(b) Location of Board Meetings; Participation by Telephone.  Board meetings may be held at any location, within or without the United States, as shall be specified in the notice of such meeting; provided, however, that for each calendar year, at least one (1) Board meeting shall be held in (1) the office of Magnetation in or near Grand Rapids, Minnesota or such other office of Magnetation within the United States, and (2) the office of AKS in West Chester, Ohio.  Managers may participate in a meeting of the Board by means of telephone or video conference or similar communications equipment by means of which all Managers participating in the meeting can hear each other (collectively “Remote Participation”), and such participation in a meeting is presence in person at the meeting.

(c) Waiver of Notice of Meeting.  Whenever notice of a Board meeting is required to be given under this Agreement, a written waiver of notice, signed by the Board Representative entitled to notice, whether before or after the time of the meeting, is equivalent to notice.  A Board Representative’s attendance at a meeting, whether in person or by Remote Participation, is a waiver of notice of that meeting unless the Board Representative at the beginning of the meeting (or promptly upon the Board Representative’s arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to any action taken at the meeting.

(d) Quorum for Board Meetings.  The presence of at least three (3) Board Representatives appointed by Magnetation and two (2) Board Representatives appointed by AKS shall constitute a quorum for the transaction of business at a meeting of the Board.

(e) Voting.  No Board Representative is disqualified from voting or otherwise acting on any matter because the Member that appointed him or her is interested in the matter to be acted upon by the Board.

(f) Action of the Board of Managers Without a Meeting.  Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting if one or more proposed written consents, setting forth the action so taken or to be taken, (i) is sent to all of the Managers, (ii) is signed by at least three (3) of the Magnetation Board Representatives and at least two (2)  of the AKS Board Representatives, and (iii) is delivered to the Secretary to be included in the Company’s permanent records.  Unless the written consent specifies that it is effective as of an earlier or later date, action taken under this Section 6.4(f) will be effective when all Managers (or the duly authorized representatives thereof) have been provided a copy of the proposed written consent, and the Managers required to Approve the action have signed the proposed written consent or counterpart thereof and delivered the same to the Secretary.  The written consent (which may be signed in one or more counterparts) of the Board of Managers on any matter under this Section 6.4(f) has the same force and effect as if that matter were voted upon at a duly called and constituted meeting of the Board of Managers and may be described as such in any document or instrument.

6.5 Officers of the Company.

(a) The Company may have such officers as are appointed, from time to time, by the Board of Managers, including, without limitation, the following:  Chief Executive Officer, Chief Financial Officer and Secretary (each, an “Officer”).

(b) Each Officer is to hold office until his or her successor is appointed or elected or until his or her earlier death, resignation or removal.  The Board of Managers, by Super Majority Vote of the Board, may remove an Officer at any time.  Any officer may resign at any time by delivering his or her written resignation to the Board.

(c) The Officers shall have the authority, responsibilities and duties as the Board, by Super Majority Vote of the Board, may delegate, from time to time, to the Officers.

From time to time, the Board may establish, increase, reduce or otherwise modify responsibilities for the Officers or may create or eliminate offices, as the Board considers appropriate.  The same person may hold any number of offices.

6.6 Duties of the Officers.  In addition to obligations imposed by other provisions of this Agreement and any employment agreement to which an Officer might be a party, each Officer is to devote to the Company such time as is reasonably necessary and his or her reasonable best efforts to carry out the business of the Company and to accomplish its purposes.

(a) The Chief Executive Officer, either personally or through such Persons as he or she may designate, shall carry out such actions and perform such duties as the Board of Managers may from time to time direct.

(b) The Chief Financial Officer either personally or through such Persons as he or she may designate, shall:

(1) furnish to each Member the financial statements and reports described in Article 17;

(2) arrange for the preparation and filing of all necessary federal, state and local tax forms and returns required to be filed by or on behalf of the Company;

(3) maintain such financial and accounting internal and disclosure controls with respect to the Company as may be required for the Company to comply with applicable Law, including without limitation the Sarbanes-Oxley Act of 2002; and

(4) carry out such actions and perform such duties as the Board of Managers may from time to time direct.

(c) The Secretary shall carry out such actions and perform such duties as the Board of Managers may from time to time direct.

6.7 Project Teams.  During Phase II, and subject to (i) AKS being current in its obligations to contribute the Phase II Portion and (ii) Magnetation or its Board Representatives not preventing the contribution from the Magnetation Capital Reserve Account of all amounts due and owing for Magnetation’s pro rata portion of an Additional Capital Call pursuant to Section 3.1(g) hereof up to the balance in the Magnetation Capital Reserve Account, Magnetation and AKS shall cooperate in establishing a project team (“Project Team”) comprised of an equal number of members appointed by each of Magnetation and AKS with the responsibility for the construction and operation of the Pellet Plant (and such other projects as the Board of Managers may designate) and with the following authority:

(a) Major Decisions:  Each Project Team shall have the responsibility to evaluate and make recommendations to the Board of Managers with respect to decisions that would reasonably be expected to be material to the applicable project, including without limitation, the following matters (“Major Decisions”):

(1) Equipment selection;

(2) Selection of sites for additional Plants;

(3) Grade and quality of concentrate;

(4) Expenditures in excess of $500,000 (other than those approved in the Annual Budget);

(5) Transportation of products from the Plants; and

(6) Engineering matters.

(b) Ordinary Course Decisions:  Other than the Major Decisions and the matters set forth in Sections 6.3(b) and (c), each Project Team will be authorized to make such decisions in the ordinary course of the project delegated to such Project Team.

(c) Decision Approval and Deadlocks:  Any decision by a Project Team shall be made by majority vote of the members of the Project Team, with each Project Team member having one (1) vote, provided that at least one (1) member appointed by each of the Members approves each decision.  In the event that the Project Team is deadlocked after reasonable efforts to resolve such deadlock, the matter shall be submitted to the Board of Managers for action.

6.8 Insurance.  The Company may purchase and maintain insurance on behalf of any Person who is or was or has agreed to become a Board Representative against any liability asserted against him or her and incurred by him or her or on his or her behalf arising out of his or her status as a Board Representative, whether or not the Company would otherwise have the power to indemnify him or her against the liability under the provisions of this Agreement.

ARTICLE 7.
POWERS AND DUTIES OF AND LIMITATIONS ON THE MEMBERS

7.1 No Participation in Management.  Subject to any requirements of applicable Law, no Member (in its capacity as a Member) has the right to take any part whatsoever in the management and control of the business of the Company or sign for or bind the Company, compel a sale or appraisal of Company assets, or sell or assign its Interest in the Company, except as otherwise provided in this Agreement.

7.2 Rights of the Members.  Each Member is entitled to receive the financial statements and tax reporting information referred to in Section 6.6(b) and Article 17 and has such additional rights as are elsewhere provided in this Agreement or mandated by applicable Law.

7.3 Limited Liability of the Members.  Except for contributions specifically required under Articles 2 and 3 and as otherwise specifically agreed in writing by the Members or as provided elsewhere herein, the Members have no obligation to make Capital Contributions and no liability for any Company obligations.

7.4 Voting Rights of Members.  For purposes of this Agreement, a vote of the Members is only required if required by the Act or this Agreement.

7.5 Exercise of Rights over Affiliate Agreements; Indemnification.  Notwithstanding anything to the contrary contained in this Agreement or any Project Agreement, (a) if the Company shall have any claim, right or remedy of whatever nature against a Member or any Affiliate of a Member (a “Related Counterparty”) arising under or relating to a Related Party Transaction, then the other Member shall have the right (at its election) to exercise or enforce any such claim, right or remedy on behalf of and at the Company’s reasonable cost and expense; and (b) if the Company becomes involved in any action against any Related Counterparty or becomes a defendant in any action brought by any Related Counterparty based upon or relating to any Related Party Transaction, the other Member shall have the right (at its election) to control the commencement, defense, management and disposition of such legal proceeding on behalf of the Company, and shall be reimbursed by the Company for its reasonable costs and expenses incurred in connection therewith.  The provisions of this Section 7.5 also apply to any matter for which the Company is entitled to be indemnified pursuant to Sections 7.8 or 18.2.

7.6 Conflict of Interest.  Without in any way limiting each Member’s obligations under this Agreement and the Project Agreements, to the maximum extent permitted by the Act and any other applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply with respect to each Member, and each Member or any of its respective Affiliates, shall not be obligated to present to the Company any particular investment or business opportunity, regardless of whether such investment or opportunity is of a character that the Company could take advantage of if it were presented to the Company, but instead each Member or its respective Affiliates, shall have the right to pursue such opportunity independently and for its own account, and neither the Company nor any other Member shall have, by virtue of this Agreement, any rights or interests in or to such opportunity or the revenue, income or profit derived therefrom.  Except as provided in this Agreement, any Project Agreement or any other legally binding commitment, neither Member nor its respective Affiliates has any obligation to refrain from any activities that are the same as or similar to those conducted by the Company or from developing or exploiting any products or services that are or may be competitive with those of the Company or investing or otherwise having an interest in any other entity engaged in such activities.  Notwithstanding the foregoing, this Section 7.6 shall not affect the provisions of Section 1.7.

7.7 Fiduciary Duties.  The Members acknowledge and agree that (a) the Managers are designees of the Members that appoint them, and are acting as proxies for such Members with respect to the management of the Company, and (b) the Members and the Managers do not have any duties (including fiduciary duties) to any other Member or the Company, and that any duties or implied duties (including fiduciary duties) of a Member or Manager to the Company or to any other Member that would otherwise apply at Law or in equity are hereby eliminated to the maximum extent permitted under the Act and any other applicable Law, and each Member hereby waives all rights to, and releases each other Member and Manager from, any such duties; provided, however, that (1) the foregoing shall not eliminate the obligation of the Members to act in compliance with the express terms of this Agreement and (2) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing of the Members.  Notwithstanding anything to the contrary contained in this Agreement, each Member hereby acknowledges and agrees that each Member or Manager, in determining whether or not to vote in support of or against any particular decision for which Member or Board consent, respectively, is required, may act in and consider its own best interest or the best interest of the Member who appointed such Manager, respectively, and shall not be required to act in or consider the best interests of the Company or the other Members.  Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be deemed to constitute any Manager or Member an agent or legal representative of any other Member or to create any fiduciary relationship for any purpose whatsoever.  Except as otherwise expressly provided in this Agreement, a Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member or the Company.

7.8 Indemnification by the Members.  Each Member hereby agrees to indemnify and hold harmless the Company and each other Member from and against any and all losses, claims, damages, liabilities, charges, costs and expenses (including reasonable attorneys’ fees) actually sustained by any such Person arising out of any breach by such indemnifying Member of any of its representations, covenants, obligations or agreements contained in this Agreement or any Project Agreement.

ARTICLE 8.
TRANSFERS OF INTEREST; CHANGE OF CONTROL; OFFER TO PURCHASE OR SELL

8.1 General Restriction.  Except as expressly and specifically provided in this Article 8, no Member may sell, exchange, transfer, pledge as security or collateral for a debt, grant or otherwise allow a lien or other security interest to attach to, or otherwise dispose of (each a “Transfer”) all or any portion of such Member’s Interest. The Company shall not recognize any Transfer of Interest otherwise than in accordance with the terms and provisions of this Agreement.  Notwithstanding the foregoing, a general grant of a security interest by a Member in all of its personal property or general intangibles shall not constitute a Transfer so long as the secured party does not have possession of any certificate of membership interest, has not made a UCC filing specifically identifying the Interest and does not notify the Company of any such lien or security interest.

8.2 Involuntary Transfers.

(a) In the event a third party shall become the owner of Interests through a Transfer not in accordance with the terms of this Agreement, including as a result of an involuntary Transfer, then the transferee shall be deemed an “Assignee” of Interests subject to such Transfer and shall assume all of the rights and obligations of the transferring Member under this Agreement, provided, however, that the transferring Member shall remain fully liable for all of its obligations under this Agreement unless the non-assigning Member has given its consent to such Transfer, which consent may be given or withheld in the non-assigning Member’s discretion.  Further, any such Assignee shall not possess any of the rights previously held by the transferring Member other than the right to receive distributions allocated to the transferring Member’s Units hereunder.  An Assignee shall have no right to vote on any issues relating to the Company (including, without limitation, issues governed by Section 6.3(b) of this Agreement), to appoint a

Board Representative or to participate in the management of the business and affairs of the Company.

(b) If a Transfer described in Section 8.2(a) is effected, then the Managers appointed by the transferring Member shall resign, the Board shall be reconstituted to be comprised of such number of Managers appointed solely by the non-assigning Member as the non-assigning Member determines in its sole discretion, and the Assignee shall have the right to appoint one (1) observer to the Board.

8.3 Certain Permitted Transfers.  No Member may Transfer its Interest except for Transfers of all, but not less than all, its Interest:  (a) to any of its controlled Affiliates; (b) in accordance with Section 8.5 below; or (c) pursuant to Approval by a Super Majority Vote of the Board.  Notwithstanding the foregoing, (1) during the pendency of an Uncured AKS Contribution Default, Magnetation shall not be bound by the restriction on transfers provided by this Article 8 and (2) notwithstanding the provisions of Section 8.5, Magnetation shall not, for so long as it is a Member, Transfer its Interest to a Person engaged in the production of iron ore or steel or to a Person who is an Affiliate of any such Person engaged in the production of iron ore or steel.

8.4 Requirements for Transfer.  If there is to be any Transfer of Units pursuant to Section 8.3, such Transfer shall be permitted only after compliance with the following requirements:  (a) the transferee must execute and deliver to the Company such documents as the Company may require, including, without limitation, (1) an opinion of counsel in form and substance satisfactory to the Company, to the effect that the Transfer of the Units does not violate the Securities Act or any state securities law and (2) evidence, reasonably satisfactory to the Company, that the transferee has the financial capacity to carry out its obligations under this Agreement and (b) the transferee must execute and deliver a counterpart of this Agreement and expressly assume the duties and obligations of the transferor hereunder.  Upon compliance with the foregoing conditions and Transfer of the Units, the transferee will be admitted as a Member and the transferor will cease to be a Member, provided that, unless otherwise agreed by a Super Majority Vote of the Board, the transferor shall remain liable for any liabilities arising from a breach of this Agreement or other actions by such transferor prior to the Transfer of its Units.

8.5 Bona Fide Offer.

(a) If, at any time after the Phase II Abandonment Date or Phase II Completion Date, as applicable, a Member (the “Selling Member”) receives a Bona Fide Offer to purchase all, but not less than all, of the Selling Member’s Interest, the Selling Member shall give the other Member (the “Non-Selling Member”) written notice of the Bona Fide Offer (the “Bona Fide Offer Notice”) which notice shall include an offer to sell the Selling Member’s Interest to the Non-Selling Member on the same terms and conditions set forth in the Bona Fide Offer (subject to the last sentence of this Section 8.5(a)).  The Bona Fide Offer Notice shall also include the name and address of the person or entity making the Bona Fide Offer and shall state the price, terms and conditions set forth in the Bona Fide Offer.  The Non-Selling Member shall have the right, but not the obligation, for a period of ninety-five (95) days beginning on the date the Non-Selling Member receives the Bona Fide Offer Notice, to accept the Selling Member’s offer therein.  The Non-Selling

Member shall accept the Selling Member’s offer, if at all, by delivery of written notice to the Company and the Selling Member, of its intent to purchase the Selling Member’s Interest, and in such event the Selling Member shall be obligated to sell its Interest to the Non-Selling Member.  Any provision in the Bona Fide Offer to the effect that the prospective purchaser reserves the right to make a further offer or give additional monetary consideration, any non-monetary term and any side agreement or separate arrangement shall be disregarded for purposes of this Agreement.  No offer for less than all of a Member’s Interest shall be considered a Bona Fide Offer.

(b) If the Non-Selling Member does not accept the Selling Member’s offer made pursuant to Section 8.5(a) within the time provided therein, or notifies the Selling Member in writing before the end of the time provided in Section 8.5(a) that it will not purchase the offered Interest, then the Selling Member that received the Bona Fide Offer shall be free to sell its Interest to the person or entity making the Bona Fide Offer in accordance with the price, terms and conditions of the Bona Fide Offer upon first giving the Non-Selling Member written notice if its intention to accept the Bona Fide Offer (the “Acceptance Notice”); provided, however, (1) the Selling Member shall permit the Non-Selling Member to participate in such Bona Fide Offer on a pro rata basis in accordance with their respective Percentage Interests on the same terms and conditions and (2) if such sale is not completed within ninety (90) days after the date the Non-Selling Member receives the Bona Fide Offer Notice or if the terms of sale change in any material respect from the terms set forth in the Bona Fide Offer Notice, then the Member that received the Bona Fide Offer shall not Transfer its Interest without again complying with the terms and conditions of this Section 8.5.  A sale is “completed,” for this purpose, when the Selling Member has received the full consideration (a note is “received,” for this purpose, when it is delivered, even if installments are to be paid at a later date).

8.6 Closing of the Bona Fide Offer.

(a) The closing (the “Closing”) of the purchase by the Non-Selling Member of the Selling Member’s Interest pursuant to Section 8.5(a) will take place on or before the thirtieth (30th) day following the date on which the Selling Member receives written notice of the Non-Selling Member’s intent to purchase the Selling Member’s Interest in accordance with Section 8.5(a) above, or, if that day is not a business day, on the next following business day (the “Closing Date”).  The Closing Date will be extended to the extent necessary for either party to secure any required governmental approval or consent to a date five (5) Business Days following the approval or consent so long as the party is using its best efforts to pursue the approval or consent and every thirty (30) days during the extension delivers to the other party a certificate that such approval is being so pursued.  For purposes of this provision, “governmental approval or consent” includes expiration of the Hart-Scott-Rodino waiting period and similar merger control provisions that do not constitute formal approvals or consents.

(b) At the Closing, the Selling Member will deliver to the Non-Selling Member the following executed documentation in form reasonably acceptable to other Member:

(1) an assignment of its Interest to the Selling Member;

(2) the resignation of each of its Board Representatives who are acting as members of the Board;

(3) representations and warranties by the Selling Member that it owns and has good title to its Interest free and clear of all liens, claims and encumbrances, and has the proper authority to transfer the Interest, which representations and warranties will survive the Closing and will continue indefinitely;

(4) all confidential documents relating to the Company in Selling Member’s possession;

(5) all property belonging to the Company; and

(6) such other documentation as the Non-Selling Member may reasonably require in order to vest in the Selling Member full right, title and interest in and to the Selling Member’s Interest, free and clear of all liens, claims, and encumbrances.

(c) At the Closing, the Non-Selling Member will deliver to the Selling Member:

(1) the Purchase Price in immediately available funds, subject to the following:

(A) if the Selling Member owes money to the Company, then the purchase price will be reduced by the amount of the principal and accrued but unpaid interest on such indebtedness; and

(B) if the Company owes money to the Selling Member, then the Company will pay to the Selling Member the full amount of the principal and accrued but unpaid interest on such indebtedness.

(2) an indemnity agreement, in form reasonably acceptable to the Selling Member, indemnifying the Selling Member against any claims arising from the conduct of the Business of the Company from and after the Closing.

ARTICLE 9.
TERMINATION EVENTS, DISSOLUTION OF THE COMPANY AND DISTRIBUTIONS UPON TERMINATION OR DISSOLUTION

9.1 Dissolution.  The Company dissolves only upon the occurrence of any of the following events, whether or not the event would cause a dissolution under the Act:

(a) the sale of all or substantially all of the Company’s assets pursuant to the terms of this Agreement;

(b) the Board elects to dissolve pursuant to a Super Majority Vote by the Board;

(c) the Bankruptcy of the Company;

(d) the entry of a decree of judicial dissolution; or

(e) a Member elects to dissolve the Company pursuant to Section 9.4.

9.2 Consequences of Dissolution.  Upon dissolution of the Company pursuant to Section 9.1, the Company shall be liquidated in accordance with Section 9.5, unless otherwise mutually agreed by the Members.

9.3 Termination Events.  Each of the following shall constitute a “Termination Event” hereunder:

(a) at the election of AKS, in the event of Larry Lehtinen’s retirement or his voluntary removal from active and regular involvement in management with Magnetation and the Company, without the prior consent of AKS, prior to the earliest of (1) the Phase II Abandonment Date, (2) the Phase II Completion Date, (3) the fifth (5th) anniversary of the Effective Date, or (4) the date of an Uncured AKS Contribution Default.  (For purposes of clarity, the death or disability of Larry Lehtinen shall not give rise to a Termination Event.)

(b) at the election of a non-defaulting Member, in the event the defaulting Member is in breach of a representation and warranty or covenant set forth herein or in a Project Agreement, which breach has not been cured for a period of ninety (90) days from the date of notice of such default from the non-defaulting Member and which default has resulted in a Material Adverse Effect;

(c) at the election of the non-Bankrupt Member, in the event of a Bankruptcy of any Member, or in the case of a Member that does not have substantial assets other than its Interest, a Bankruptcy of an Affiliate controlling such Member;

(d) at the election of AKS, in the event of a Sale of Magnetation, provided that the right of AKS to make such election is subject to there being no Uncured AKS Contribution Default; or

(e) at the election of Magnetation, in the event of an AKS Change of Control, provided that upon the date of the consummation of such AKS Change of Control Magnetation in not in default under this Agreement pursuant to the provisions of Article 15.

9.4 Consequences of Termination Event.  Upon the election of the electing Member to treat any of the events set forth in Section 9.3 as a Termination Event, such Member (the “Electing Member”) shall have the right and option, in its sole and absolute discretion, by written notice to the other Member (the “Other Member”), to either:

(a) dissolve the Company;

(b) if the Termination Event occurs pursuant to Section 9.3(a), (b), or (c), or pursuant to Section 9.3(d) or (e) prior to the fifth anniversary of the Effective Date, the Electing Member may exercise its right to purchase the Other Member’s Interest at a price equal to ninety percent (90%) of the fair market value of the Other Member’s Interest pursuant to the valuation and other procedures set forth on Schedule 9.4 (“Initial Price”), provided that if within three (3) years of the closing of such purchase the Electing Member sells all or a portion of the Other Member’s Interest at a price (“Subsequent Sale Price”) in excess of the Initial Price (determined on a per Unit basis and adjusted (if applicable) for any splits or recapitalizations), then within five (5) Business Days of the closing of such subsequent sale or sales, the Electing Member shall pay the Other Member as additional consideration for the Other Member’s Interest an amount equal to (1) the positive difference (if any) between the Subsequent Sale Price and the Initial Price on a per Unit basis, times (2) the number of Units previously owned by the Other Member sold in such subsequent sale, times (3) the following percentages as applicable: (i) ninety percent (90%) if the subsequent sale occurs on or prior to the first anniversary of the closing of the initial sale, (ii) fifty percent (50.00%) if the subsequent sale occurs on or prior to the second anniversary of the closing of the initial sale, and (iii) twenty five percent (25.00%) if the subsequent sale occurs on or prior to the third anniversary of the closing of the initial sale; or

(c) if the Termination Event occurs pursuant to Section 9.3(d) or (e) on or after the fifth anniversary of the Effective Date, the Electing Member may exercise its right to purchase the Other Member’s Interest at a price equal to one hundred percent (100%) of the fair market value of the Other Member’s Interest pursuant to the valuation and other procedures set forth on Schedule 9.4; or

(d) if the Termination Event occurs pursuant to Section 9.3 (b) or (c), or pursuant to Section 9.3(d) prior to the fifth anniversary of the Effective Date, the Electing Member may elect to continue the Joint Venture but to thereafter treat the Other Member as an Assignee with the consequences set forth in Section 8.2 hereof; for the avoidance of doubt, this Section 9.4(d) shall be inapplicable to a Termination Event pursuant to Section 9.3(a); or

(e)  if the Termination Event occurs pursuant to Section 9.3(d) on or after the fifth anniversary of the Effective Date, and if the Sale of Magnetation has resulted in Control of Magnetation by a Person engaged in the production of iron ore or steel or a Person who is an Affiliate of any such Person engaged in the production of iron ore or steel, the Electing Member may elect to continue the Joint Venture but to thereafter treat the Other Member as an Assignee with the consequences set forth in Section 8.2 hereof.

9.5 Winding-up and Liquidation of the Company.

(a) Upon an event of dissolution described in Section 9.1, the Board of Managers shall diligently proceed to cause the Company to wind up its affairs and liquidate and distribute its assets in accordance with this Agreement.  During the time prior to liquidation, the Company shall continue as a continuing limited liability company bound by the terms of this Agreement and the Board of Managers shall have the right to do all acts authorized by Law for the purpose of winding up the affairs of the Company.

(b) In connection with the liquidation of the Company, the Board of Managers shall take the following steps:

(1) first, use its reasonable best efforts to sell the business of the Company as a going concern;

(2) second, to the extent the Board of Managers determines not to sell the Company in its entirety as a going concern, dispose of all Company properties and assets at the best cash price obtainable therefor;

(3) third, pay the debts and liabilities of the Company and the expenses of liquidation and establish any reserves deemed necessary by the Board of Managers;

(4) fourth, repay any loans and advances by Members and all accrued interest thereon; and

(5) fifth, distribute any remaining Company assets to the Members in accordance with their respective positive Capital Account balances; provided, however, that liquidating distributions made after the occurrence of Capital Account Proportionality shall be made in proportion to the Members' Percentage Interests.

(c) If any reserves are established in connection with the liquidation, the Board of Managers may pay over the amounts reserved to an escrow agent to be held by it for the purposes of disbursing the reserves in payment of any contingencies that may arise and, at the expiration of any period as the Board of Managers considers advisable, for distribution of the balance of the funds in the same manner and with the same priorities as are provided in Section 9.5(b)(5).  The Members are to look solely to the assets of the Company for the return of their Capital Contributions.

9.6 Time for Winding-Up.  A reasonable time will be allowed for the orderly liquidation of assets of the Company and the discharge of liabilities to creditors so as to enable the Board of Managers to minimize the normal losses attendant upon liquidation.

9.7 Final Accounting.  Each of the Members is to be furnished with a statement setting forth the assets and liabilities, if any, of the Company as of the date of the complete liquidation, which is to be audited and certified to by the Company’s independent public accountants.  Upon compliance by the Board of Managers with the distribution provisions of this Agreement, the Members shall cease to be Members and the Company shall cease to exist.

ARTICLE 10.
AMENDMENT OF AGREEMENT

10.1 Amendments to This Agreement.  This Agreement may be amended only by unanimous written consent of all of the Members.

ARTICLE 11.
MEMBER REPRESENTATIONS AND WARRANTIES

Each Member hereby represents and warrants to the other Member as follows:

11.1 Organization and Authority.  The Member is a legal entity duly organized and validly existing under the Laws of the state of its incorporation or organization.  The Member has the requisite legal capacity, power and authority to (a) execute, deliver and perform its obligations under this Agreement and each Project Agreement to which it is a party and (b) consummate the transactions contemplated hereby and thereby.

11.2 Enforceability.  This Agreement and each of the Project Agreements to which it is a party have been duly authorized, executed and delivered by the Member and constitutes the legal, valid and binding obligation of the Member, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

11.3 Consents.  All authorizations, approvals and consents, if any, required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and regulatory bodies to permit the Member to execute and deliver, and to perform its obligations under, this Agreement and each of the Project Agreements to which it is a party have been obtained or made, as the case may be, and all such authorizations, approvals, consents, registrations, declarations and filings are in full force and effect.  All terms and conditions contained in, or existing in respect of, such authorizations, approvals, consents, registrations, declarations and filings have been, to the extent necessary prior to the date of this Agreement, duly satisfied and performed.

11.4 No Conflicts.  Neither the execution or delivery by the Member of this Agreement nor any of the Project Agreements to which it is a party nor the consummation by the Member of the transactions contemplated hereby and thereby, nor the fulfillment by the Member of the terms and provisions hereof, (a) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any Law applicable to the Member, (b) will conflict with, violate or result in a breach of, or constitute a default under, any of the terms, conditions or provisions of its organizational documents or of any loan agreement, indenture, trust deed, or other agreement or instrument to which it is a party or by which it or any of its assets is bound, or (c) except as provided herein, result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of its properties or assets.

11.5 Litigation.  There is no action, suit or proceeding pending or, to the Member’s knowledge, threatened, against the Member or any of its properties in any court or before or by any governmental department, board, agency, instrumentality or arbitrator which, if adversely determined, would materially impair its ability to perform its obligations under this Agreement or any of the Project Agreements to which it is a party, and it is not in default under any applicable order, writ, injunction, decree or award of any court, any governmental department, board, agency, instrumentality or any arbitrator, other than any such violations that, individually or in the aggregate, do not impair in any material way (or involve any substantial possibility, so far as the Member can foresee, of impairing in any material way) the Member’s ability to perform its obligations under this Agreement or any of the Project Agreements.

11.6 Member Interest Not Subject to Lien or Security Interest.  The Member owns its Interest free and clear of any liens, security interests, or encumbrances.  Without limiting the foregoing, the Member has not pledged as collateral or granted or otherwise allowed a lien or security interest in or to attach to the Member’s Interest.

11.7 Investment Experience.  The Member:  (a) has sufficient knowledge, sophistication and experience in financial and business matters as are necessary to evaluate the risks and merits of an investment in the Company; (b) is acquiring its Interest for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and (c) understands that (1) the Interest have not been registered under the Securities Act and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and (2) its Interest must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

ARTICLE 12.
MAGNETATION REPRESENTATIONS AND WARRANTIES

Magnetation hereby represents and warrants to AKS as of the Effective Date and as of any other dates specifically set forth below (as applicable), subject to the matters disclosed in the Supplemental Letter, as follows:

12.1 Sufficiency of Assets; Authorization.  As of the Effective Date and as of the dates Magnetation makes its Plant 1 Capital Contributions and contributes Plant 1, the Contributed Magnetation Assets and the Licensed Technology constitute all of the assets (including, without limitation, Technology) and Intellectual Property, rights and privileges which, when considering the Technology License Agreement, have been held by Magnetation and are necessary for the Company to conduct the Business as it has been conducted by Magnetation and the Company through each of such dates.  After contribution of the Contributed Magnetation Assets, the Company will have good and marketable title to, or will hold pursuant to valid and binding leases, all of the Contributed Magnetation Assets, free and clear of any and all liens, security interests or encumbrances.  All such Contributed Magnetation Assets which, individually or in the aggregate, are necessary to the operation of the business as it has been conducted by Magnetation through each of such dates, are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

12.2 Financial Statements.  AKS has been provided with (a) the audited consolidated balance sheets of Magnetation as at December 31, 2008, 2009 and 2010 and the related audited consolidated statements of income, stockholders’ equity and cash flows of Magnetation for the fiscal years then ended, together with the notes thereto and the report thereon of RSM

McGladrey and (b) the unaudited consolidated balance sheets of Magnetation as at August 31, 2011 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Magnetation for the eight-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Magnetation as at the dates and for the periods indicated therein, subject (1) in the case of the audited Financial Statements, as set forth in the notes thereto and (2) in the case of the unaudited Financial Statements, the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments.

12.3 No Undisclosed Liabilities.  The Company currently does not have, and following the contribution of the Contributed Magnetation Assets will not have, any indebtedness or liabilities or obligations other than those incurred in the ordinary course of business prior to the date of this Agreement or incurred as part of Phase I.

12.4 Compliance with Laws; Permits. As of the Effective Date and as of the dates Magnetation makes its Plant 1 Capital Contributions and contributes Plant 1:

(a) Each of Magnetation and the Company is in compliance, in all material respects, with all Laws applicable to the Business as it has been conducted by Magnetation through each of such dates.  Neither Magnetation nor the Company has received any notice of or been charged with the violation of any Laws with respect to the Business as it has been conducted by Magnetation through each of such dates and the Contributed Magnetation Assets.  To the knowledge of Magnetation, (1) neither Magnetation nor the Company is under investigation with respect to the violation of any Laws with respect to the Business as it has been conducted by Magnetation through each of such dates or the Contributed Magnetation Assets, (2) there are no facts or circumstances which could form the basis for any such violation and (3) no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with any Laws with respect to the Business as it has been conducted by Magnetation through each of such dates.

(b) Each of Magnetation and the Company has all permits required for the operation of the Business as it has been conducted by Magnetation through each of such dates and the Company will have all such required permits after contribution of the Contributed Magnetation Assets, each of which is duly issued to Magnetation or the Company, and each of which is in full force and effect in all material respects, other than those the failure of which to possess is immaterial to the operation of the business as it has been conducted by Magnetation through each of such dates.  Neither Magnetation nor the Company is in default or violation, and no event has occurred which, with or without notice or lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any such permit described in this Section 12.4(b) and no action or proceeding is pending or, to the knowledge of Magnetation, threatened to revoke, modify or terminate any such permit and there are no facts or circumstances that could form the basis for any such default or violation.  None of such permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement or any of the Project Agreements.

12.5 Environmental Matters.  As of the Effective Date and as of the dates Magnetation makes its Plant 1 Capital Contributions and contributes Plant 1:

(a) Each of Magnetation and the Company is, and to the reasonable knowledge of Magnetation has been for the three (3) years prior to the Effective Date, in compliance, in all material respects, with all environmental Laws applicable to the Business as it has been conducted by Magnetation and the Company through each of such dates, which compliance includes obtaining and maintaining all permits required under such environmental Laws.

(b) To the knowledge of Magnetation, no facts, circumstances or conditions exist with respect to Magnetation or the Company, any of their respective predecessors, or any of the Contributed Magnetation Assets which is real property, which resulted in arrangements for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in Magnetation or the Company incurring Environmental Costs or Liabilities.

(c) There are no investigations of the Business or the Contributed Magnetation Assets pending or, to the knowledge of Magnetation, threatened which could lead to the imposition on the Company of any Environmental Costs or Liabilities or liens under any applicable Law.

12.6 Insurance.  As of the Effective Date and as of the dates Magnetation makes its Plant 1 Capital Contributions and contributes Plant 1, each of Magnetation and the Company has insurance policies in full force and effect for such amounts as are sufficient, in all material respects, for all requirements of Law and all agreements to which each of Magnetation and the Company is a party or by which it is bound, in each case with respect to the Business as it has been conducted by Magnetation and the Company through each of such dates and such insurance policies will be in full force and effect as described in this Section 12.6 after contribution of the Contributed Magnetation Assets (the “Applicable Insurance Policies”).  No event has occurred, including the failure by each of Magnetation and the Company to give any notice or information, or Magnetation or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Magnetation or the Company under any such Applicable Insurance Policies.

12.7 Majority Ownership of Magnetation.  As of the Effective Date, Larry Lehtinen and his Affiliates collectively own or control the vote of a majority in voting shares of capital stock issued and outstanding in Magnetation.

12.8 Full Disclosure.  No representation or warranty of Magnetation contained in this Agreement or any of the Project Agreements and no written statement made by or on behalf of Magnetation to AKS or any of its Affiliates pursuant to this Agreement or any of the Project Agreements contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  Magnetation has no knowledge of any fact which is not in the public domain and which Magnetation has not disclosed to AKS in writing, which could reasonably be expected to have a Material Adverse Effect.

ARTICLE 13.
COVENANTS

13.1 Further Assurances.  The Members and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.  As promptly as practicable after the date of this Agreement, the Members and the Company shall (a) make all filings and give all notices reasonably required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) use all commercially reasonable efforts to obtain all consents required to be obtained (pursuant to any applicable Law, contract or otherwise) by such party in connection with the transactions contemplated by this Agreement.

ARTICLE 14.
CLOSING CONDITIONS

14.1 Conditions Precedent to Obligations of AKS.  The obligation of AKS to make its Capital Contribution on the AKS Initial Funding Date is subject to the fulfillment, on or prior to such date, of each of the following conditions precedent (any or all of which may be waived in writing by AKS in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Magnetation qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the AKS Initial Funding Date, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Magnetation and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them as of the AKS Initial Funding Date; and

(c) Magnetation and the Company shall have duly executed and delivered to AKS each Project Agreement to which they are a party.

14.2 Conditions Precedent to Obligations of Magnetation.  The obligation of Magnetation to make its Capital Contribution pursuant to Section 2.1(a) is subject to the fulfillment, on or prior to the AKS Initial Funding Date, of each of the following conditions precedent (any or all of which may be waived in writing by Magnetation in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of AKS set forth herein and in each of the Project Agreements qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the AKS Initial Funding Date, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) AKS shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it as of the AKS Initial Funding Date; and

(c) AKS shall have duly executed and delivered to Magnetation each Project Agreement to which it is a party.

ARTICLE 15.
DEFAULTS AND REMEDIES

15.1 Events of Default.  A Member shall be in default under this Agreement upon the failure by any Member to perform or satisfy any of its material obligations or liabilities under this Agreement, or a material violation or material breach by any such Member of any provision of this Agreement or the JV Formation Agreement (including the representations and warranties contained herein or therein).

15.2 Notice and Rights upon Default.

(a) If any Member is in default as provided in Section 15.1, any other Member shall be entitled to notify in writing such Member of such default.  Failure of any Member to give any such notice shall not waive such default or release the defaulting Member from any of its obligations or liabilities under this Agreement.  In the case of defaults of payment obligations under Articles 2 and 3, the defaulting Member shall owe interest on past due amounts at a rate that is twice the prime rate as published in the “Money Rates” section of the Wall Street Journal (“Prime Rate”) commencing on the date such payment was due and continuing through and including the date payment is made or the default is deemed cured.

(b) If a default shall continue for a period of thirty (30) days after such notice, then, unless and until such failure shall have been cured, unless otherwise agreed to by the non-defaulting Members, the defaulting Member shall not receive distributions under this Agreement during the period of such default; provided, however, that any distributions that otherwise would have been due and owing to the defaulting Members during such period of default shall be paid to such defaulting Member upon cure of such default.

ARTICLE 16.
CONFIDENTIALITY

16.1 Confidentiality — Company Information.  Except as otherwise expressly permitted by this Article 16:

(a) Obligations of the Members.  Each Member shall keep confidential the Company Information and shall not use or exploit such Company Information other than for the benefit of the Company.

(b) Obligations of the Company.  The Company shall keep confidential the Company Information.  The Company shall adopt written commercially reasonable procedures in connection with its use of Company Information that are reasonably expected to prevent the Company Information from becoming disclosed to any Person other than the Members, other than as permitted by such procedures.  The foregoing does not limit the Company’s obligations otherwise set forth in this Article 16, including those in Section 16.4 (Permitted Disclosures to Advisors).

16.2 Definitions – Company Information and Other.

(a) Company Information.  “Company Information” means all information (whether written, oral or in another form) that consists of, or includes, Trade Secrets and Confidential Information as defined in Section 16.2(b) and Section 16.2(c) below.

(b) Trade Secrets.  “Trade Secrets” means trade secrets under applicable trade secret or other Law of the Company and, to the extent available for use by the Company, of each of its Members; and includes, however documented, concepts, ideas, designs, know-how, methods, data, processes, formulae, compositions, improvements, inventions, discoveries, product specifications, past, current and planned research and development and manufacturing or distribution methods and processes, lists of actual or potential customers or suppliers, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, and structures and architectures.

(c) Confidential Information.  “Confidential Information” means confidential or proprietary information of or concerning the Company and, to the extent available for use by the Company, concerning each Member; and, to the extent consistent with the foregoing definition, includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans.

16.3 Certain Exceptions.  The prohibitions in Section 16.1 do not apply to the extent that:

(a) Becomes Public.  The Company Information is currently publicly available or has become publicly available and such public availability does not result from (1) the misappropriation or improper disclosure of such Company Information by the disclosing Person or (2) the obtaining of such Company Information by improper means of the disclosing Person;

(b) Independently Developed.  The disclosing Person demonstrates that the Company Information was developed independently by the disclosing Person without the use of the Company Information;

(c) Legal Obligation to Disclose.  The disclosing Person demonstrates that applicable Law requires it to disclose the Company Information, but then only (1) to the extent disclosure is required and (2) after giving the Company and each Member notice of the obligation so that it may seek a protective order or other similar or appropriate relief;

(d) Enforcement of Agreement.  The disclosing Person demonstrates that it is reasonably necessary for the disclosing Person to make the disclosure to enforce this Agreement, and then only if the disclosing Person undertakes in good faith to limit the manner and extent of disclosure;

(e) Stock Exchange Rules and Securities Laws.  The disclosure is necessary or desirable in order to comply with applicable stock exchange rules or federal or state securities Laws; or

(f) Sale of Member Interest.  Disclosure is made by a Member or the Company in connection with the sale, transfer or other disposition, in whole or in part, of an Interest or the assets of the Company in accordance with this Agreement (but then only if disclosure is subject to (i) a non-disclosure agreement then customary in such transactions and, (ii) if the proposed sale is to a competitor of the Company, a non-competition agreement, all as to which the Company, the other Member and each of its Affiliates is a third party beneficiary).

16.4 Permitted Disclosure to Advisors.  Notwithstanding the prohibitions of this Article 16, each Member and the Company may disclose the terms of this Agreement and Company Information to its Advisors directly involved with the Company but:

(a) only to the extent necessary for the Advisor to accomplish his or her assigned tasks and otherwise strictly on a need to know basis; and

(b) only if the Advisor is advised or is otherwise aware (1) that he or she is obligated to keep confidential, not disclose and retain in strictest confidence the Company Information strictly in accordance with terms of this Article 16 and (2) that the Company or any Member may directly enforce the obligation.

Each disclosing Person will be responsible for violations of this Article 16 by its Advisors regardless of whether the Company or any Member has rights against the Advisor.  The term “Advisors” means a Person’s directors, officers, employees, agents, consultants, advisors or other representatives, including lawyers, accountants and financial advisors.

16.5 Continuing Protection Under Law.  This Agreement does not limit any rights or remedies that the Company may have in connection with any Company Information under applicable Law.

16.6 Attorney-Client Privilege.  To the extent that any Company Information includes materials subject to the attorney-client privilege, the Company is not waiving and will not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Company Information (including Company Information related to pending or threatened litigation) to a Member, whether or not the Company has asserted, or is or may be entitled to assert, those privileges and protections.  The Company and the Members: (a) share a common legal and commercial interest in all such Company Information that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which such Company Information covered by those protections and privileges relates; and (c) intend that those privileges and protections remain intact if the Company or any Member becomes subject to any actual or threatened proceeding to which such Company Information covered by such protections and privileges relates.  In furtherance of the foregoing, no Member shall claim or contend, in proceedings involving the Company or any Member that the Company waived its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Company Information (including Company Information related to pending or threatened litigation) to the Member.

ARTICLE 17.
REPORTING AND ACCOUNTING PROVISIONS

17.1 Books and Records.  The Company shall make and keep the records required by the Act, as may be amended from time to time. Such books and records shall include separate books of account for each Member that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Business in accordance with GAAP (or such other then-generally accepted accounting standard having replaced GAAP (e.g., International Financial Reporting Standards)) to the standard required for US public companies consistently applied, and, to the extent not inconsistent therewith, in accordance with this Agreement.  In addition, such books and records shall at all times be kept at the Company’s principal office or such other locations as approved by the Board.

17.2 Other Accounting and Tax Provisions.  Appendix A contains additional accounting and tax provisions applicable to the Company.

17.3 Distribution of Annual Operating and Capital Budgets, Financial Statements and Tax Information.

(a) Annual Operating and Capital Budgets.  No later than fifteen (15) days after the Effective Date, the Company and Magnetation shall jointly establish an initial budget for the portion of the calendar year ending December 31, 2011 remaining after the Effective Date.  For each Fiscal Year beginning with the Fiscal Year commencing on January 1, 2012, the Chief Financial Officer shall deliver an annual operating budget and an annual capital budget to the Board for approval no later than forty-five (45) days prior to the end of each Fiscal Year of operation of the Company.  As soon as practical and in any event, within five (5) Business Days following the adoption of such annual operating budget and annual capital budget by the Board, including each Approved Budget, copies of such annual operating budget and annual capital budget will be distributed to each Member.

(b) Auditing.  The audit of the Company shall be conducted by an independent outside auditor approved by the Board (the “Company Auditor”) in accordance with Section 6.3(b)(28). Audit reports prepared by the Company Auditor shall be submitted to the Board and each Member no later than forty-five (45) days following the last day of each Fiscal Year.

(c) Financial Information.  As soon as practical and in any event:

(1) within five (5) Business Days following the last day of each month, the Company will distribute to each Member: a balance sheet as of, and profit and loss statements and statements of income and cash flow for, the month then ended, as applicable, prepared in accordance with GAAP and including a comparison to the budgeted results for the periods then ended, and any other information required by applicable Law;

(2) within five (5) Business Days following the last day of each quarter, the Company will distribute to each Member: a balance sheet as of, profit and loss statements and statements of income and cash flow for, the quarter then ended, as applicable, prepared in accordance with GAAP and including a comparison to the budgeted results for the periods then ended, and any other information required by applicable Law;

(3) within seventy-five (75) days following the last day of the Fiscal Year for 2011 and within forty-five (45) days following the last day of each Fiscal Year thereafter, the Company will distribute to each Member: an audited balance sheet as of, and audited profit and loss statements and audited statements of income and cash flow for, the Fiscal Year then ended, as applicable, prepared in accordance with GAAP and including a comparison to the budgeted results for the periods then ended, and any other information required by applicable Law. Such financial statements shall have been audited and certified by the Company Auditor under GAAP to the standards required for United States public companies, at the Company’s cost;

(4) as promptly as possible, and no later than within one (1) Business Day of the Company making any year-end changes to the financial statements provided hereunder, the Company will provide each Member with such changes;

(5) within thirty (30) days following the last day of each Fiscal Year, the Company will distribute to each Member a statement indicating each Member’s share of each item of income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes, to the extent applicable;

(6) as promptly as possible, and no later than within ten (10) days following a Member’s request, or as promptly as practicable thereafter, other information as may be necessary to timely comply with all tax and accounting rules and regulations applicable to, and the reasonable requirements of auditors and tax professionals of, the Members and their respective Affiliates; and

(7) as promptly as possible, and no later than within ten (10) days following AKS’ request, or as promptly as practicable thereafter, the Company will distribute any information that is reasonably necessary for AKS to comply with its reporting obligations under the federal securities Laws.

(d) Annual Tax Returns.  The Company will cause its tax returns to be timely prepared and filed in accordance with applicable U.S. federal, state and local Law.  The Company will cause its tax returns to be reviewed by the Company’s independent certified public accountants, and will timely distribute to each Member that information which will be required to permit the Member to prepare its tax return within sixty (60) days after the audited financial statements have been prepared.

17.4 Right of Inspection.  At all reasonable times, each Member and its representatives have the right (i) to inspect, audit and make copies of all books, records, financial results, data, procedures and other information of the Company (including without limitation all Company data concerning or in connection with the Project Agreements) and (ii) to reasonable access to the officers, employees and agents of the Company to discuss the Company’s operations and the Business. In addition, the Company shall make all efforts to cause the Company Auditor to provide reasonable access to their workpapers prepared in conjunction with the audit of the Company’s financial statements or any timely review of interim financial statements to the auditor of each Member, as reasonably requested by the inspecting Member. The inspecting Member will bear all expenses incurred in the inspection or examination.

ARTICLE 18.
MISCELLANEOUS PROVISIONS

18.1 Notices.  All notices to the Company are to be sent by nationally recognized overnight courier or by facsimile (with confirmation of successful transmission), addressed to the Board of Managers of the Company at the Company’s principal place of business.  All notices to a Member are to be sent by nationally recognized overnight courier or by facsimile (with confirmation of successful transmission), addressed to such Member at the address as may be specified by such Member from time to time in a notice to the Company or as set forth below, with a copy of each material notice to be delivered concurrently to such Member’s outside counsel, as specified by such Member from time to time in a notice to the Company or as set forth below.  All notices given pursuant to this Agreement shall be deemed to have been duly given (i) on the second (2nd) business day following the day such notice was sent by nationally recognized overnight courier, or (ii) on the date of service if delivered by facsimile (with the confirmation of successful transmission acting as confirmation of service).

If to AKS:

AK Iron Resources, LLC
c/o AK Steel Corporation
Legal Department
9227 Centre Pointe Drive
West Chester, Ohio 45069
Attn: David C. Horn, Esq.
      Joseph C. Alter, Esq.
Fax:  513-425-2302

With a copy of each such notice to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:  Raymond O. Gietz, Esq.
Phone:  (212) 310-8702
                                          Fax:  (212) 310-8007

If to Magnetation:

Magnetation, Inc.
832 1st Street, Suite 130
Red Rock Business Center
Nashwauk, MN  55769
Attention:  Larry Lehtinen, Chairman and CEO
Phone:  218-349-1277
E-mail: larry.lehtinen@magnetation.com

With a copy of each such notice to:

Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, IN  46204-2079
Attn:  Gregory B. Coy, Esq.
Phone:  (317) 238-6323
Email: gcoy@kdlegal.com
Fax:  317-636-1507

18.2 Indemnification of AKS.  Magnetation agrees to defend, indemnify and hold harmless the Company, AKS, its officers, directors, members and employees from and against any liabilities or obligations of the Company arising out of, or resulting from any business or operations of the Company or Magnetation occurring prior to the Effective Date.  Any damages owed to AKS by Magnetation, to the extent any amount remains unpaid on the date that is thirty (30) days after such amounts are found by a court of competent jurisdiction to be payable, shall be offset by any distributions to be made to Magnetation pursuant to the terms of this Agreement.

18.3 Tax Matters Partner; Notice of Tax Examinations.  Magnetation is specifically authorized to act as the “Tax Matters Partner” under the Code and in any similar matter under the state Law.  Any Member receiving notice that any governmental authority intends to examine any income tax return of the Company is to promptly notify the Company and the other Member.

18.4 Entire Agreement.  This Agreement, together with the Project Agreements, and any other agreements expressly referenced herein contain the entire understanding between the parties and supersede any prior understanding and agreements between any of them, including the Non-Binding Term Sheet dated as of July 13, 2011, between Magnetation and AK Steel Corporation, as amended through the date hereof.  As of the date hereof, there are no agreements, arrangements or understandings, whether oral or written, between and among the Members relating to the subject matter of this Agreement that are not set forth or expressly referred to herein.

18.5 Governing Law.  This Agreement is governed by and is to be construed and enforced in accordance with the Laws of the State of Delaware without giving effect to its rules concerning conflicts of Laws.

18.6 Settlement of Disputes.

(a) The Members shall make every effort to settle amicably any and all disputes, controversies, conflicts and claims arising out of or relating to or in connection with the Company, this Agreement or any transactions contemplated hereby, the performance or non-performance or timely performance of the obligations set forth herein or asserted breach hereof (including any questions regarding its existence, validity, interpretation, enforceability or termination) (a “Dispute”).

(b) (1) Any Dispute among the Members or (2) any disagreement between the Board Representatives appointed by AKS, on the one hand, and the Board Representatives appointed by Magnetation, on the other hand, as to any particular matter voted upon (or sought to be voted upon) at a meeting of the Board, in each case not settled or resolved (a “Deadlock”), may be referred, by written notice setting out brief details of the Dispute or Deadlock (a “Dispute/Deadlock Notice”) given by a Member to the other Member, to Senior Representatives of each Member.

(c) In the event that the Senior Representatives do not amicably resolve a Dispute or a Deadlock within forty-five (45) calendar days after the date of dispatch of the Dispute/Deadlock Notice, the Dispute or Deadlock shall upon the election of either Member be referred to the Chief Executive Officer of the ultimate parent company of AKS and the Chief Executive Officer of Magnetation.  Any solution for the Dispute or Deadlock agreed to by the authorized representatives of each Member at any level of the Dispute or Deadlock resolution process described in the preceding sentences of this Section 18.6(c) shall be deemed as final.

(d) Other than claims for injunctive relief or a Deadlock, any Dispute which is not resolved pursuant to Section 18.6(b) and (c) within seventy-five (75) calendar days after the date of dispatch of the related Dispute/Deadlock Notice may be referred by any Member to private arbitration conducted by a single arbitrator (to be mutually agreed upon) in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association.  Within ten (10) days after a notice of intent to arbitrate, the parties shall agree on a single arbitrator and if the parties cannot agree on a single arbitrator, each party shall appoint one arbitrator who shall then jointly appoint a single arbitrator.  Any arbitration proceeding shall be held in Indianapolis, Indiana, and each party hereby consents to such jurisdiction.  Any judgment or decision including without limitation an award of damages or an injunction, resulting from the arbitration decision may be entered in any federal or state court of competent jurisdiction.

(e) Arbitration proceedings shall be commenced by a party by serving the other party with a written notice of intent to arbitrate in accordance with the notification procedures set forth in Section 18.1 above.

(f) The decision of the arbitrator shall (i) be made within one hundred and twenty (120) days after the arbitrator is selected; (ii) be in writing; and (iii) set forth each of the factors considered by the arbitrator and the impact of each such factor on its decision.

(g) All arbitration decisions shall be final and binding upon the parties. Arbitration shall be the sole and exclusive right and remedy of the parties with respect to any and all Disputes under this Agreement, and each party hereby waives its right to institute any judicial proceedings with respect to any such matters; provided, however, a party may institute judicial proceedings to enforce a decision of the arbitrator rendered in accordance with this Section 18.6.  The arbitrator will have no authority to award any amount other than amounts due and payable under this Agreement, such as punitive or consequential damages, and any purported award of any such amounts shall not be enforceable against any party.  The arbitrator shall have the authority to order the specific performance by either party of its obligations under this Agreement.

(h) Each party shall bear its own costs and expenses (including, without limitation, all attorneys’ fees, and all costs and expenses of presenting evidence to and calling witnesses before the arbitrator).  The arbitrator shall determine how the parties shall bear all other arbitration costs and expenses.

18.7 Binding Nature.  Except as otherwise provided in this Agreement, this Agreement is binding upon and inures to the benefit of the Members and their respective successors, personal representatives, heirs, devisees, guardians and assigns.

18.8 Invalidity.  In the event that any provision of this Agreement is held to be invalid, the validity of the remaining provisions of this Agreement shall not in any way be affected thereby.

18.9 Counterparts.  This Agreement and any amendment hereto may be executed in multiple counterparts, each of which is an original and all of which constitute one agreement or amendment, as the case may be, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart is a signature to and may be appended to any other counterpart.

18.10 Construction.  The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders.  The singular includes the plural and vice versa.  This Agreement has been jointly drafted by the Members and shall not be construed against either Member.

18.11 No Third-Party Beneficiaries.  This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and assigns, and no other Person, unless express provision is made herein to the contrary, is to have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

18.12 Press Releases.  None of the Company nor the Members shall make any press release or other public disclosure of information related to the Company or the transactions contemplated hereby without the prior approval by a Super Majority Vote of the Board.  Notwithstanding the foregoing, a Member that is, or that is controlled by a Person that is, publicly traded may issue press releases or make other public disclosures without approval by the Company, the Board or any other Member, provided the other Members are given a reasonable opportunity to review and comment thereon.

ARTICLE 19.
DEFINITIONS

“Acceptance Notice” has the meaning set forth in Section 8.5(b).

“Act” has the meaning set forth in the Recitals.

“Advisor” has the meaning set forth in Section 16.4.

“Additional Capital Contributions” means additional contributions to the capital of the Company as provided in Section 3.1(a).

“Affiliate” or “affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person.  A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of ten percent (10%) or more of the voting securities of the “controlled” Person, by contract, or otherwise.  An immediate family member of a Person includes such Person’s parents, siblings, spouse and children.

“Agreement” has the meaning set forth in the preamble.

“AKS” has the meaning set forth in the preamble.

“AKS Board” has the meaning set forth in the definition of “AKS Change of Control”.

“AKS Capital Contributions” has the meaning set forth in Section 2.1(b).

“AKS Change of Control” means (i) that individuals who on the date of this Agreement constitute the Board of Directors of AK Steel Holding Corporation (the “AKS Board”), and any new director whose election to the AKS Board or nomination for election to the AKS Board by AK Steel Holding Corporation’s stockholders was approved by a vote of a majority of the directors who either were directors on the date of this Agreement or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the AKS Board; or (ii) any individual or entity, or group of individuals or entities acting as a group, acquire more than fifty percent (50%) of the outstanding common stock of AK Steel Holding Corporation.

 “AKS Initial Funding Date” has the meaning set forth in Section 2.1(b)(1).

 “Applicable Insurance Policies” has the meaning set forth in Section 12.6.

“Approval” means, with respect to a Manager, either the affirmative vote of the Board Representative at a meeting of the Board of Managers, or the written consent of the Board Representative, to take the action for which the vote or written consent is given.  To be “Approved by,” or receive the “Approval of,” the Board of Managers means, with respect to a decision or action to be made or taken by the Board of Managers, that decision or action receiving the level of Approval of that number of the Managers required under this Agreement.

“Approved Budget” has the meaning set forth in Section 6.3(b)(2).

“Assignee” has the meaning set forth in Section 8.2.

“Bankruptcy” means, with respect to any Person:  (a) that Person’s filing a petition or otherwise voluntarily commencing a case or proceeding, or filing an answer not denying the material allegations of a complaint in any proceeding, seeking relief under any federal or state bankruptcy, insolvency or debtors’ reorganization Law; (b) that Person’s being the voluntary or involuntary subject of an order for relief by any court under any such Law; (c) that Person’s being adjudicated a “bankrupt,” “debtor” or “insolvent” under any such Law; (d) there being appointed under any such Law a “trustee,” “receiver” or “custodian” to manage that Person’s business or properties; (e) there being commenced under any such Law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to that Person or its business, which proceeding is consented to by that Person or which is not dismissed within 90 days after being commenced.

“Basins” has the meaning set forth in Section 1.3.

“Board” or “Board of Managers” means the Board of Managers created under Section 6.1.

“Board Representative” has the meaning set forth in Section 6.1(a).

“Book” has the meaning set forth in Appendix A.

“Bona Fide Offer” means an offer from a non Affiliated third party to purchase all, but not less than all, the Interest of a Selling Member, which offer the Selling Member intends to accept if the first right of refusal provided in Section 8.5 is not exercised.

“Bona Fide Offer Notice” has the meaning set forth in Section 8.5(a).

“Business” has the meaning set forth in Section 1.3(d).

“Business Day” means any day except a Saturday, Sunday or a day on which banks in any of the States of New York, Ohio or Minnesota are required or permitted by Law to close.

“Calling Member” has the meaning set forth in Section 3.1(c).

“Capital Account” means the capital account of a Member maintained in accordance with Section 4.1.

"Capital Account Proportionality" shall be treated as having occurred at the earliest time at which the Members' Capital Account balances bear the same ratio to one another as do their Percentage Interests.

“Capital Contribution” means any cash, property, services rendered or other obligation to contribute cash or property or to perform services, contributed to the Company by any Member as provided in Articles 2 or 3.

“Cargill Licenses” has the meaning set forth in Section 1.7.

“Closing Date” has the meaning set forth in Section 8.6(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble.

“Company Auditor” has the meaning set forth in Section 17.3(b).

“Company Information,” “Trade Secrets,” and “Confidential Information” have the meanings set forth in Article 16.

“Contributed Magnetation Assets” has the meaning set forth in Section 2.1(a).

“Deadlock” has the meaning set forth in Section 18.6(b).

 “Deferred Distributions” has the meaning set forth in Section 5.4.

“Diluted Member” has the meaning set forth in Section 6.1(f).

“Dispute” has the meaning set forth in Section 18.6(a).

“Dispute/Deadlock Notice” has the meaning set forth in Section 18.6(b).

“Effective Date” has the meaning set forth in the preamble.

“Effective Tax Rate” means a blended rate representing the maximum marginal United States federal, state and local income tax rate applicable to any Member, taking into account the deduction of state and local income taxes for federal income tax purposes, as determined in good faith by the Board of Managers.  The Effective Tax Rate shall initially be forty-two and one-half percent (42.5%), and may be revised from time to time by the Board of Managers to reflect changes in federal, state or local income taxes.

“Electing Member” has the meaning set forth in Section 9.4.

“Environmental Costs or Liabilities” means, with respect to any person, all losses (including punitive damages and consequential damages) and all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), incurred as a result of any claim or demand by any other person or in response to any violation of Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Law, permit, order or agreement with any governmental body or other person, which relates to any environmental, health or safety condition, violation of Law or a release or threatened release of Hazardous Materials.

“Financial Statements” has the meaning set forth in Section 12.2.

“Fiscal Year” means the fiscal year of the Company as determined by the Board of Managers from time to time and, initially, means a fiscal year ending on December 31.

“GAAP” means the United States’ generally accepted accounting principles.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Law as “hazardous,” “toxic” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, including petroleum and its by-products, methane gas, asbestos and polychlorinated biphenyls.

“Intellectual Property” means all the following whether arising under the laws of the USA or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (b) copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (c) trade secrets; (d) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (e) intellectual property rights arising from or in respect of domain names; and (f) all other intellectual property rights arising from or in respect of Technology.

“Interest” means a Member’s limited liability company interest in the Company, including all of its Interest and all financial and governance rights, and any and all benefits to which a Member may be entitled, and the obligations and liabilities of a Member, under this Agreement.

“Joint Venture” has the meaning set forth in the Recitals.

“JV Formation Agreement” means the Formation Agreement Regarding Joint Venture among Magnetation, AKS and the Company to be executed simultaneously with the execution of this Agreement.

“Law” means any law, statute, ordinance, rule, regulation, order, writ, decree or injunction having the force of law enacted, adopted, promulgated or applied by any court or any federal, state, county, municipal, local or foreign government or any governmental agency, bureau, commission, authority or body.

“Magnetation” has the meaning set forth in the preamble.

“Magnetation Capital Reserve Account” has the meaning set forth in Section 5.4.

“Major Decisions” has the meaning set forth in Section 6.7(a).

“Majority Vote of the Board” means, with respect to a decision to be made or an action to be taken by a Majority Vote of the Board, the Approval by Managers entitled to vote more than fifty percent (50%) of the total number of votes eligible to be cast.

“Management Services Agreement” means the Management Services Agreement between the Company and Magnetation to be executed simultaneously with the execution of this Agreement.

“Manager” has the meaning set forth in Section 6.1(a).

“Material Adverse Effect” means any event, circumstance, change in or effect that, either alone or in combination, is or would reasonably be expected to be materially adverse to the Business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company, including the completion of Phase II.

“Members” means all of the Persons and their respective assigns and successors in interest who are admitted from time to time as members of the Company, including AKS and Magnetation.  A “Member” means any one of the Members so long as that Person holds an Interest and any Member that was or is its predecessor or successor in interest.

“MR License” has the meaning set forth in Section 1.7.

“Net Available Cash” means, at any time, all cash of the Company, subject to (a) any mandatory provisions of applicable Law, (b) restrictions or payment requirements set forth in any credit or other agreement that is binding on the Company, and (c) a reasonable reserve requirement for, among other things, estimated operating and capital expenses and expenditures contemplated in the Approved Budget.  Net Available Cash shall not include any Capital Contributions by a Member.

“Non-Selling Member” has the meaning set forth in Section 8.5(a).

“Officer” has the meaning set forth in Section 6.5(a).

“Offtake Agreement” means the Form of Pellet Purchase Agreement between the Company and AKS (and/or an Affiliate of AKS), in a form agreed to by the Parties.

“Other Member” has the meaning set forth in Section 9.4.

“Pellet Plant” has the meaning set forth in Section 1.3(c).

“Percentage Interest” of a Member means the ratio, expressed as a percentage, of the Units held by such Member relative to the total number of Units held by all Members.

“Person” or “person” means and includes any natural person and any corporation, partnership, trust, estate, limited liability company or other entity.

“Phase I” has the meaning set forth in Section 1.3(b).

“Phase I Balance” has the meaning set forth in Section 2.1(b)(2).

“Phase I Conditions” has the meaning set forth in Section 2.1(b)(2).

“Phase I Portion” has the meaning set forth in Section 2.1(b).

“Phase II” has the meaning set forth in Section 1.3(c).

“Phase II Abandonment Date” means the (a) date on which AKS and Magnetation, by written agreement, agree not to complete Phase II or (b) fifth (5th) anniversary of the Effective Date if the Phase II Conditions have not been waived or satisfied by that date.

“Phase II Completion Date” means the date of the first commercial production of iron ore flux pellets by the Pellet Plant for sale.

“Phase II Conditions” has the meaning set forth in Section 2.1(b)(3).

“Phase II Portion” has the meaning set forth in Section 2.1(b)(3).

“Plant” has the meaning set forth in Section 1.3(a).

“Plant 1” has the meaning set forth in Section 1.3(b).

“Plant 1 Capital Contributions” has the meaning set forth in Section 2.1(a).

“Plant 2” has the meaning set forth in Section 1.3(b).

“Plant 4” has the meaning set forth in Section 1.3(c).

“Plant 5” has the meaning set forth in Section 1.3(c).

“Prime Rate” has the meaning set forth in Section 15.2.

“Project Agreements” means (i) this Agreement, (ii) the Technology License Agreement, (iii) the Offtake Agreement, (iv) the Sales and Marketing Agreement, (vi) the Resource Agency Agreement, (vii) the Management Services Agreement and (viii) the JV Formation Agreement.

“Project Team” has the meaning set forth in Section 6.7.

“Related Counterparty” has the meaning set forth in Section 7.5.

“Related Party Transaction” means any agreement, arrangement or understanding (including any purchase, sale, lease, investment, loan, service or management agreement or other transaction) of the Company, whether oral or written, directly or indirectly, with (i) any Member, (ii) any of the respective Affiliates of a Member, (iii) directors, officers or supervisors of any Member, any of the respective Affiliates of a Member or the Company, (iv) shareholders holding or having the ability to exercise control over more than five percent (5%) of any class of securities of either Member, their respective Affiliates or the Company, or (v) any person or entity controlled by the aforementioned Persons.

“Relevant Year” has the meaning set forth in Section 6.3(b)(2).

“Remote Participation” has the meaning set forth in Section 6.4(b).

“Resource Agency Agreement” means that certain Resource Agency Agreement by and between the Company and Magnetation to be executed simultaneously with the execution of this Agreement.

“Sales and Marketing Agreement” means that certain Sales and Marketing Agreement by and between the Company and Magnetation to be executed simultaneously with the execution of this Agreement.

“Sale of Magnetation” means any occurrence that results in Larry Lehtinen, his immediate family, and his and their Affiliates, ceasing to own, in the aggregate (a) the largest percentage of outstanding voting stock of Magnetation owned by any Person (together with its Affiliates) or (b)

at least forty percent (40%) of the outstanding voting stock of Magnetation ((a) and (b) shall constitute “Control of Magnetation”) other than such sales or occurrences to which AKS shall have given its prior consent, in AKS’s sole discretion.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 8.5.

“Senior Representative” with respect to a Member, means an authorized senior representative of such Member, or Affiliate thereof, appointed and duly authorized by such Member to act as a Senior Representative hereunder, who must not be a Board Representative or Officer and shall not directly or indirectly report to any Board Representative or Officer.

“Subsequent Sales Price” has the meaning set forth in Section 9.4(b).

“Super Majority Vote of the Board” means, with respect to a decision to be made or an action to be taken by a Super Majority Vote of the Board, the Approval by at least three (3) of the Magnetation Board Representatives and at least two (2) of the AKS Board Representatives.

“Supplemental Letter” means that supplemental letter agreement between AKS, Magnetation and the Company, dated of even date herewith.

“Technology” means all concepts, ideas, designs, know-how, methods, data, processes, formulae, compositions, improvements, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, product specifications, past, current and planned research and development and manufacturing or distribution methods and processes, lists of actual or potential customers or suppliers, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures, documentation and any other embodiments of the above, in any form whether or not specifically listed herein.

“Technology License Agreement” means that certain nonexclusive Technology License Agreement between Magnetation, Inc., as licensor and Company as licensee to use the Technology to be executed simultaneously with the execution of this Agreement.

“Termination Event” has the meaning set forth in Section 9.3.

“Transfer” has the meaning set forth in Section 8.1.

“Uncured AKS Contribution Default” means the failure of AKS to pay either (a) the Phase I Balance when required by Section 2.1(b)(2) hereof or (b) the Phase II Portion when required by Section 2.1(b)(3) hereof, but only if (1) AKS is not disputing in good faith its obligation to make any such payments pursuant to the provisions of Section 18.6 and (2) such failure continues for more than thirty (30) days beyond (i) the due date for such payment as set forth in this Agreement if AKS is not disputing in good faith its obligation to make such payment or (ii) if AKS is so disputing such obligation, the resolution of such dispute.

“Units” means all ownership interests in the Company, which shall be designated and have the attributes specified in Section 4.4.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

MAGNETATION LLC		MAGNETATION, INC.
By:	/s/ Matthew Lehtinen	By:	/s/Larry Lehtinen
	Matthew Lehtinen, Vice President		Larry Lehtinen, Chairman and CEO

AK IRON RESOURCES, LLC
By:	/s/ John F. Kaloski
John F. Kaloski, Vice President

APPENDIX A

Magnetation LLC

TAX MATTERS

This Appendix A is attached to and is a part of the Amended and Restated Operating Agreement dated October 4, 2011 (the “Agreement”) of Magnetation LLC (the “Company”).  The parties to the Agreement intend that the Company be classified as a partnership for federal income tax purposes pursuant to section 7701(a)(2) of the Code and the regulations thereunder.  The provisions of this Appendix A are intended to comply with the requirements of Treas. Reg. § 1.704-l(b)(2)(iv) and Treas. Reg. § 1.704-2 with respect to maintenance of capital accounts and allocations, and shall be interpreted and applied accordingly.

ARTICLE 1.
DEFINITIONS

1.01 Definitions.  For purposes of this Appendix A, the capitalized terms listed below shall have the meanings indicated.  Capitalized terms not listed below and not otherwise defined in this Appendix A shall have the meanings specified in the Agreement.

“Account Reduction Item” means (i) any adjustment described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4); (ii) any allocation described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(5), other than a Nonrecourse Deduction or a Member Nonrecourse Deduction; or (iii) any distribution described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(6), other than a Nonrecourse Distribution or a Member Nonrecourse Distribution.

“Adjusted Capital Account Balance” means, as of the end of any taxable year, a Member’s Capital Account balance as of the end of such taxable year (taking into account all contributions made by such Member and distributions made to such Member during such taxable year and any special allocations required by Sections 3.02, 3.03, 3.04(a), 3.04(b), 3.04(d), and 3.06 of this Appendix A, increased by the sum of (i) such Member’s share of Company Minimum Gain and (ii) such Member’s share of Member Nonrecourse Debt Minimum Gain, both determined after taking into account any such special allocations.

“Adjusted Fair Market Value” of an item of Company property means the greater of (i) the fair market value of such property (as determined by the Board of Managers) or (ii) the amount of any nonrecourse indebtedness to which such property is subject within the meaning of Section 7701(g) of the Code.

“Book” means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Treas. Reg. § 1.704-1(b)(2)(iv) as reflected in Articles 2 and 3 of this Appendix A, as distinguished from any accounting method which the Company may adopt for other purposes such as financial reporting.

“Book Value” means, with respect to any item of Company property, the book value of such property within the meaning of Treas. Reg. § l.704-l(b)(2)(iv)(g)(3); provided, however, that if the Company adopts the remedial allocation method described in Treas. Reg. § 1.704-3(d) with respect to any item of Company property, the Book Value of such property shall be its book basis determined in accordance with Treas. Reg. § 1.704-3(d)(2).

“Code” means the Internal Revenue Code of 1986, as amended.  References to specific sections of the Code include references to corresponding provisions of any succeeding internal revenue law of the United States of America.

“Company Minimum Gain” has the meaning set forth in Treas. Reg. § 1.704-2(d).

“Deemed Liquidation” means a liquidation of the Company that is deemed to occur pursuant to Treas. Reg. § 1.708-l(b)(4) in the event of a termination of the Company pursuant to Section 708(b)(1)(B) of the Code.

“Excess Deficit Balance” means the amount, if any, by which the balance in a Member’s Capital Account as of the end of the relevant taxable year is more negative than the amount, if any, of such negative balance that such Member is treated as obligated to restore to the Company pursuant to Treas. Reg. § 1.704-l(b)(2)(ii)(c), Treas. Reg. § 1.704-1(b)(2)(ii)(h), Treas. Reg. § 1.704-2(g)(1), or Treas. Reg. § 1.704-2(i)(5).  Solely for purposes of computing a Member’s Excess Deficit Balance, such Member’s Capital Account shall be reduced by the amount of any Account Reduction Items that are reasonably expected as of the end of such taxable year.

“Excess Nonrecourse Liabilities” means excess nonrecourse liabilities within the meaning of Treas. Reg. § 1.752-3(a)(3).

“Exculpatory Liability” means a liability that is recourse to the Company as an entity, and for which no Member or Related Person bears the economic risk of loss under Treas. Reg. § 1.752-2.

“Member Nonrecourse Debt” has the meaning set forth in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt pursuant to Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deduction” means any item of Book loss or deduction that is a partner nonrecourse deduction within the meaning of Treas. Reg. § 1.704-2(i)(1) and (2).

“Member Nonrecourse Distribution” means a distribution to a Member that is allocable to a net increase in such Member’s share of Member Nonrecourse Debt Minimum Gain pursuant to Treas. Reg. § 1.704-2(i)(6).

“Nonrecourse Deduction” has the meaning set forth in Treas. Reg. § 1.704-2(c).

“Nonrecourse Distribution” means a distribution to a Member that is allocable to a net increase in Company Minimum Gain pursuant to Treas. Reg. § l.704-2(h)(l).

“Nonparticipating Members” means each Member who (a) is entitled to receive notice of the proceedings from the Service, (b) is a member of a notice group defined in Section 6223(b)(2) of the Code, and (c) has timely filed a statement with the Secretary of

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Treasury (or his delegate), provided that the Tax Matters Partner shall not have authority to bind such Member.

“Regulatory Allocation” means (i) any allocation made pursuant to Section 3.04(a) of this Appendix A to the extent that such allocation is attributable to a prior distribution that is treated as a Nonrecourse Distribution (after taking into account Section 5.03(a) of this Appendix A); (ii) any allocation made pursuant to Section 3.04(b) of this Appendix A to the extent that such allocation is attributable to a prior distribution that is treated as a Member Nonrecourse Distribution (after taking into account Section 5.03(b) of this Appendix A); (iii) any reallocation made pursuant to Section 3.04(d) or 3.04(e) of this Appendix A; or (iv) any allocation or reallocation made pursuant to Section 3.05 of this Appendix A.

“Related Person” means, with respect to a Member, a person that is related to such Member pursuant to Treas. Reg. § 1.752-4(b).

“Revaluation Event” means (i) a liquidation of the Company (within the meaning of Treas. Reg. § 1.704-l(b)(2)(ii)(g) but not including a Deemed Liquidation); or (ii) any other contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member or a distribution of more than a de minimis amount of money or other property to a retiring or continuing Member where such contribution or distribution alters the Percentage Interest of any Member.

“Section 705(a)(2)(B) Expenditures” means nondeductible expenditures of the Company that are described in Section 705(a)(2)(B) of the Code, and organization and syndication expenditures and disallowed losses to the extent that such expenditures or losses are treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i).

“Section 751 Property” means unrealized receivables and substantially appreciated inventory items within the meaning of Treas. Reg. § 1.751-l(a)(1).

“Service” means the Internal Revenue Service, or its successor administrative agency, under the Laws of the United States.

“Tax Basis” means, with respect to any item of Company property, the adjusted basis of such property as determined in accordance with the Code.

“Tax Matters Partner” means the Member appointed to that office by the Board of Managers who has the rights and powers set forth in Article 6 of this Appendix A.

“Treasury Regulation” or “Treas. Reg.” means the temporary or final regulation(s) promulgated pursuant to the Code by the U.S. Department of the Treasury.

ARTICLE 2.
CAPITAL ACCOUNTS

2.01 Maintenance.  A single Capital Account shall be maintained for each Member in accordance with this Article 2.

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(a) Each Member’s Capital Account shall from time to time be increased by:

(i) the amount of money contributed by such Member to the Company (including the amount of any Company liabilities which the Member assumes (within the meaning of Treas. Reg. § l.704-1(b)(2)(iv)(c)), but excluding liabilities assumed in connection with the distribution of Company property and excluding increases in such Member’s share of Company liabilities pursuant to Section 752 of the Code);

(ii) the fair market value of property contributed by such Member to the Company (as determined by the Board of Managers) (net of any liabilities secured by such property that the Company is considered to assume or take subject to pursuant to Section 752 of the Code);

(iii) allocations to such Member of Company Book income and gain (or the amount of any item or items of income or gain included therein);

(iv) upon the revaluation of Company property pursuant to Section 2.02(a) of this Appendix A, the Book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation except as otherwise provided in Section 2.1(f) of the Agreement; and

(v) upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a) of this Appendix A, the Book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value immediately prior to the distribution.

(b) Each Member’s Capital Account shall from time to time be reduced by:

(i) the amount of money distributed to such Member by the Company (including the amount of such Member’s individual liabilities for which the Company becomes personally and primarily liable but excluding liabilities assumed in connection with the contribution of property to the Company and excluding decreases in such Member’s share of Company liabilities pursuant to Section 752 of the Code);

(ii) the fair market value of property distributed to such Member by the Company (as determined by the Board of Managers) (net of any liabilities secured by such property that such Member is considered to assume or take subject to pursuant to Section 752 of the Code);

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(iii) allocations to such Member of Company Book loss and deduction (or items thereof, including, without limitation, the amounts specially allocated pursuant to Section 4.2(c) of the Agreement);

(iv) upon the revaluation of Company property pursuant to Section 2.02(a) of this Appendix A, the Book loss (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation except as otherwise provided in Section 2.1 (f) of the Agreement; and

(v) upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a) of this Appendix A, the Book loss (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value immediately prior to the distribution.

(c) The Company shall make such other adjustments to the Capital Accounts of the Members as are necessary to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv).

2.02 Revaluation of Company Property.  Only to the extent not previously taken into account under Section 2.01 of this Appendix A:

(a) Upon the occurrence of a Revaluation Event, the Board of Managers may revalue all Company property (whether tangible or intangible) for Book purposes to reflect the Adjusted Fair Market Value of Company property immediately prior to the Revaluation Event.  In the event that Company property is so revalued, the Capital Accounts of the Members shall be adjusted in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f).

(b) Upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a) of this Appendix A, the property to be distributed shall be revalued for Book purposes to reflect the Adjusted Fair Market Value of such property immediately prior to such distribution, and the Capital Accounts of all Members shall be adjusted in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(e).

2.03 Restoration of Negative Balances.  No Member with a deficit balance in its Capital Account shall have any obligation to the Company, to any other Member or to any third party to restore or repay said deficit balance.

2.04 Transfers of Interest.

(a) Upon the transfer of a Member’s entire Interest in the Company, the Capital Account of such Member shall carry over to the transferee.

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(b) Upon the transfer of a portion of a Member’s Interest in the Company, the portion of such Member’s Capital Account attributable to the transferred portion shall carry over to the transferee.  In the event that the document effecting such transfer specifies the portion of such Member’s Capital Account to be transferred, such portion shall be deemed to be the portion attributable to the transferred portion of such Member’s Interest for purposes of this Section 2.04(b).

ARTICLE 3.
ALLOCATION OF BOOK INCOME AND LOSS

3.01 Book Income And Loss.

(a) The Book income or loss of the Company for purposes of determining allocations to the Capital Accounts of the Members shall be determined in the same manner as the determination of the Company’s taxable income, except that (i) items that are required by Section 703(a)(1) of the Code to be separately stated shall be included; (ii) items of income that are exempt from inclusion in gross income for federal income tax purposes shall be treated as Book income, and related deductions that are disallowed under Section 265 of the Code shall be treated as Book deductions; (iii) Section 705(a)(2)(B) Expenditures shall be treated as deductions; (iv) items of gain, loss, depreciation, amortization, or depletion that would be computed for federal income tax purposes by reference to the Tax Basis of an item of Company property shall be determined by reference to the Book Value of such item of property; (v) the effects of upward and downward revaluations of Company property pursuant to Section 2.02 of this Appendix A shall be treated as gain or loss respectively from the sale of such property; and (vi) items that are specially allocated under this Article 3 or Section 4.2(c) of the Agreement shall be excluded from Book income or loss.

(b) Subject to the special allocation provisions contained in this Article 3, in the event that the Book Value of any item of Company property differs from its Tax Basis, the amount of Book depreciation, depletion, or amortization for a period with respect to such property shall be computed so as to bear the same relationship to the Book Value of such property as the depreciation, depletion, or amortization computed for tax purposes with respect to such property for such period bears to the Tax Basis of such property.  If the Tax Basis of such property is zero, the Book depreciation, depletion, or amortization with respect to such property shall be computed by using a method consistent with the method that would be used for tax purposes if the Tax Basis of such property were greater than zero.

(c) Allocations to the Capital Accounts of the Members shall be based on the Book income or loss of the Company as determined pursuant to this Section 3.01.  Such allocations shall be made as provided in Section 4.2 of the Agreement except to the extent modified by the provisions of this Article 3.

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3.02 Allocation of Nonrecourse Deductions.  Notwithstanding any other provisions of the Agreement, Nonrecourse Deductions shall be allocated among the Members in proportion to their respective Percentage Interests.

3.03 Allocation Of Member Nonrecourse Deductions.  Notwithstanding any other provisions of the Agreement, any item of Member Nonrecourse Deduction with respect to a Member Nonrecourse Debt shall be allocated to the Member or Members who bear the economic risk loss for such Member Nonrecourse Debt in accordance with Treas. Reg. § 1.704-2(i).

3.04 Chargebacks Of Income And Gain.  Notwithstanding any other provisions of the Agreement:

(a) Company Minimum Gain.  In the event that there is a net decrease in Company Minimum Gain for a taxable year of the Company, then before any other allocations are made for such taxable year, each Member shall be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. § 1.704-2(f).

(b) Member Nonrecourse Debt Minimum Gain.  In the event that there is a net decrease in Member Nonrecourse Debt Minimum Gain for a taxable year of the Company, then after taking into account allocations pursuant to paragraph (a) immediately preceding, but before any other allocations are made for such taxable year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such year shall be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. § 1.704-2(i)(4).

(c) Application for Waiver.  In the event that the Board of Managers determines that the application of the provisions of Section 3.04(a) or Section 3.04(b) of this Appendix A would cause a distortion in the economic arrangement among the Members, any Officer may, on behalf of the Company, request a waiver of the application of either or both of such provisions pursuant to Treas. Reg. § 1.704-2(f)(4) or Treas. Reg. § 1.704-2(i)(4).

(d) Qualified Income Offset.  In the event that any Member unexpectedly receives any Account Reduction Item that results in an Excess Deficit Balance at the end of any taxable year after taking into account all other allocations and adjustments under this Agreement other than allocations under Section 3.04(e) of this Appendix A, then items of Book income and gain for such year (and, if necessary, for subsequent years) will be reallocated to each such Member in the amount and in the proportions needed to eliminate such Excess Deficit Balance as quickly as possible.

(e) Gross Income Allocation.  If, at the end of any taxable year, the Capital Accounts of any Members have Excess Deficit Balances after taking into

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account all other allocations and adjustments under this Agreement, then items of Book income and gain for such year will be reallocated to such Members in the amount and in the proportions needed to eliminate such Excess Deficit Balances as quickly as possible.

3.05 Reallocation To Avoid Excess Deficit Balances.  Notwithstanding any other provisions of the Agreement, no Book loss or deduction shall be allocated to any Member to the extent that such allocation would cause or increase an Excess Deficit Balance in the Capital Account of such Member.  Such Book loss or deduction shall be reallocated away from such Member and to the other Members in accordance with the Agreement, but only to the extent that such reallocation would not cause or increase Excess Deficit Balances in the Capital Accounts of such other Members.

3.06 Corrective Allocation.  Subject to the provisions of Sections 3.02, 3.03, 3.04 and 3.05 of this Appendix A, but notwithstanding any other provision of the Agreement, in the event that any Regulatory Allocation is made pursuant to this Appendix A for any taxable year, then remaining Book items for such year (and, if necessary, Book items for subsequent years) shall be allocated or reallocated in such amounts and proportions as are appropriate to restore the Adjusted Capital Account Balances of the Members to the position in which such Adjusted Capital Account Balances would have been if such Regulatory Allocation had not been made.

3.07 Other Allocations.

(a) If during any taxable year of the Company there is a change in any Member’s Interest in the Company, allocations of Book income or loss for such taxable year shall take into account the varying Interests of the Members in the Company in a manner consistent with the requirements of Section 706 of the Code.

(b) If and to the extent that any distribution of Section 751 Property to a Member in exchange for property other than Section 751 Property is treated as a sale or exchange of such Section 751 Property by the Company pursuant to Treas. Reg. § l.751-l(b)(2), any Book gain or loss attributable to such deemed sale or exchange shall be allocated only to Members other than the distributee Member.

(c) If and to the extent that any distribution of property other than Section 751 Property to a Member in exchange for Section 751 Property is treated as a sale or exchange of such other property by the Company pursuant to Treas. Reg. § l.751-l(b)(3), any Book gain or loss attributable to such deemed sale or exchange shall be allocated only to Members other than the distributee Member.

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ARTICLE 4.
ALLOCATION OF TAX ITEMS

4.01 In General.  Except as otherwise provided in this Article 4, all items of income, gain, loss, and deduction shall be allocated among the Members for federal income tax purposes in the same manner as the allocation for Book purposes.

4.02 Section 704(c)(1)(A) Allocations.  In the event that the Book Value of an item of Company property differs from its Tax Basis, allocations of depreciation, depletion, amortization, gain, and loss with respect to such property will be made for federal income tax purposes in a manner that takes account of the variation between the Tax Basis and Book Value of such property in accordance with Section 704(c)(1)(A) of the Code and Treas. Reg. § 1.704-1 (b)(4)(i).  The Board of Managers shall use the traditional method with curative allocations (as provided in Treas. Reg. § 1.704-3(c)) to correct (to the maximum extent possible) the distortions created by the ceiling rule in respect of the assets contributed by Magnetation pursuant to Section 2.1(a);  provided, however, that such curative allocations shall be limited to (a) allocations of gain from the disposition of such contributed assets, and (b) allocations of gain or loss from the disposition of any assets in connection with the liquidation of the Company (or the sale of all or substantially all of the Company’s assets).

4.03 Tax Credits.  Tax credits shall be allocated among the Members in accordance with Treas. Reg. § l.704-1(b)(4)(ii).

ARTICLE 5.
OTHER TAX MATTERS

5.01 Excess Nonrecourse Liabilities.  For the purpose of determining the Members’ Percentage Interests of the Company’s Excess Nonrecourse Liabilities pursuant to Treas. Reg. §§ l.752-3(a)(3) and 1.707-5(a)(2)(ii), and solely for such purpose, the Members’ Interests in profits are hereby specified to be their respective Percentage Interests.

5.02 Exculpatory Liabilities.  The Board of Managers may (a) treat deductions attributable to Exculpatory Liabilities as deductions that are not Nonrecourse Deductions, and (b) disregard Exculpatory Liabilities in the determination of Company Minimum Gain.

5.03 Treatment Of Certain Distributions.

(a) In the event that (i) the Company makes a distribution that would (but for this Subsection (a)) be treated as a Nonrecourse Distribution; and (ii) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company’s taxable year in which such distribution occurs; then the Board of Managers may treat

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such distribution as not constituting a Nonrecourse Distribution to the extent permitted by Treas. Reg. § 1.704-2(h)(3).

(b) In the event that (i) the Company makes a distribution that would (but for this Subsection (b)) be treated as a Member Nonrecourse Distribution; and (ii) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company’s taxable year in which such distribution occurs; then the Board of Managers may treat such distribution as not constituting a Member Nonrecourse Distribution to the extent permitted by Treas. Reg. § 1.704-2(i)(6).

5.04 Reduction Of Basis.  In the event that a Member’s Interest in the Company may be treated in whole or in part as depreciable property for purposes of reducing such Member’s basis in such Interest pursuant to Section 1017(b)(3)(C) of the Code, the Board of Managers may, upon the request of such Member, make a corresponding reduction in the basis of its depreciable property with respect to such Member.  Such request shall be submitted to the Company in writing, and shall include such information as may be reasonably required in order to effect such reduction in basis.

5.05 Entity Classification.  Neither the Company nor any Member shall file or cause to be filed any election, the effect of which would be to cause the Company to be classified as other than a partnership for federal income tax purposes, without the prior written consent of all Members.

ARTICLE 6.
TAX MATTERS PARTNER

6.01 Authority and Duties.  Subject to Section 6.3(b)(23), the Tax Matters Partner has the power to (i) enter into a settlement agreement with the Service with respect to determinations of Company tax items which shall bind each Member other than the Nonparticipating Members, which settlement may be on such terms as the Tax Matters Partner determines in its sole discretion to be in the best interests of the Members as a class; (ii) in its sole discretion, decide whether or not to commence judicial action for review of Company items included in a notice of final Company administrative adjustment, with the selection of the appropriate court and the Company items to be contested to be determined in the sole discretion of the Tax Matters Partner; (iii) in its sole discretion, determine whether to appeal from an adverse decision in an action commenced under clause (ii) immediately preceding and prosecute any such appeal; (iv) in its sole discretion, intervene on behalf of the Company in any judicial action commenced by any other Member or notice group defined in Section 6223(b)(2) of the Code as to Company tax items; (v) file a request with the Service for an administrative adjustment as a substituted Company return, or otherwise, and to request judicial review on behalf of the Company as to any part of a request for administrative adjustment not allowed by the Service, with the selection of the appropriate court, the Company items to be contested, and the decision whether to appeal from an adverse decision in any such action to be determined in the sole discretion of the Tax Matters Partner; (vi) in its sole

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discretion, enter into an agreement with respect to all present or former Members to extend the period for assessing any tax which is attributable to any Company item (and no other person is authorized to enter into such an agreement); (vii) upon receipt of a notice of the commencement of administrative proceedings by the Service, furnish to the Service the name, address, profits interest, and taxpayer identification number of each person who was a Member in the Company at any time during the applicable Company taxable year and such revised or additional information as may be required by Law; and (viii) conform to any tax administrative requirements as may be placed on the Tax Matters Partner by Treasury Regulations adopted after the date hereof as to income tax or any other federal tax applicable to the Company. If the Tax Matters Partner receives notice that any governmental authority intends to examine any income tax return of the Company, the Tax Matters Partner shall promptly notify the Company and the other Members.

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Schedule 2.1(a)

Magnetation LLC

Magnetation, Inc. Capital Contributions

Capital Contributions to the Company on or Prior to Effective Date

    Cash:           $2,194,397.98

    Other non-booked assets and value associated with establishing business and development of operational platform as reflected in part by the list of Purchase Order Commitments generated through the actions by Magnetation for the benefit of the Company as described more fully in the Supplemental Letter.

    The transactions contemplated by this Agreement, including the Technology License Agreement.

Plant 1 Capital Contributions on or prior to January 3, 2012

Non-Cash Assets (as described more fully in the Supplemental Letter):

Building:	$2,788,344.78
Capitalized Interest:	$1,396,310.69
Land and Leasehold:	$331,927.95
Mobile Equipment:	$6,483,045.62
Plant Equipment:	$23,965,114.58
Vehicles:	$37,884.25

    Contracts and Permits (as more fully described in the Supplemental Letter)

Goodwill (allocated across all contributions): $261,495,374.15

TOTAL VALUE:    $298,692,400

Schedule 2.2

Magnetation LLC

Membership Units

The following table reflects the number of Units and the Percentage Interest as of the Effective Date and is subject to update pursuant to the terms of the Operating Agreement:

Member	Units	Percentage Interest
Magnetation, Inc.	298,692,400	50.1%
AK Iron Resources, LLC	297,500,000	49.9%
TOTAL	596,192,400	100.0%

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Schedule 5.4

Magnetation LLC

Magnetation Capital Reserve Account

Funds held in the Magnetation Capital Reserve Account shall be invested only in the instruments as set forth below:

(a)	marketable obligations of, or obligations guaranteed by, the United States of America;

(b)	U.S. Money Market Funds (as defined below);

(c)
certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statement of such bank which are then publicly available); and

(d)	other investments mutually determined in writing by Magnetation and AK Iron.

The term “U.S. Money Market Funds” means interests in any open-end or closed-end management type investment company or investment trust registered under the Investment Company Act of 1940, the portfolio of which is limited to obligations of, or obligations guaranteed by, the United States or any agency thereof (“Federal Obligations”) and to agreements to repurchase Federal Obligations that are 100% collateralized by Federal Obligations marked to market on a daily basis with daily liquidity.

Schedule 9.4

Magnetation LLC

Procedure for Purchasing the Other Member’s Interest

The following terms and provisions will apply to the exercise of the Electing Member’s right and option to purchase the Other Member’s Interest pursuant to Section 9.4(b) or Section 9.4(c) of this Agreement:

(e)
The Electing Member will exercise its right and option to purchase the Other Member’s Interest pursuant to Section 9.4(b) or Section 9.4(c) of this Agreement by the giving of notice of exercise to the Other Member (the “Election Notice”).  The Election Notice will specify the number of Units as to which the option is exercised.

(f)
The closing of the purchase of the Other Member’s Interest shall take place on the thirtieth (30th) day following the date of delivery of the Election Notice, or, if there is an appraisal of Fair Market Value, fifteen (15) days after receipt of the appraisal of the Interest to be purchased (or if such date is not a Business Day, the first day thereafter that is a Business Day) at 10:00 a.m., CDT, in the principal office of the Company, or on such other date and at such other time and place as may be agreed to by the Electing Member and the Other Member (the “Closing”).

(g)
For the purposes of this Schedule 9.4, “Fair Market Value” means the fair market value as determined in good faith by mutual agreement of the Electing Member and the Other Member.  Within thirty (30) days following delivery of an Election Notice, the Electing Member and the Other Member shall negotiate in good faith in determining the Fair Market Value of the Other Member’s Interest to be acquired.

(h)
If the Electing Member and the Other Member fail to agree on the Fair Market Value of the Other Member’s Interests to be acquired pursuant to Subsection (c) above, either the Electing Member or the Other Member may deliver to the other Party a written notice of objection (the “Objection Notice”) within ten (10) days following the end of the thirty (30) day period referenced in paragraph (c).  Upon receipt of such Objection Notice, such Fair Market Value shall be determined by an independent appraiser (the “Independent Appraiser”) jointly selected by the Electing Member and the Other Member.  If the Electing Member and the Other Member are unable to agree on an Independent Appraiser within fifteen (15) days after delivery of the Objection Notice, within seven (7) days after the end of such fifteen (15) day period, each of the Electing Member and the Other Member shall submit the names of two independent appraisers, and each Party shall be entitled to strike one name from the other Party’s list of firms, and the Independent Appraiser shall

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be selected by lot from the remaining firms.  Such Independent Appraiser shall submit to the Electing Member and the Other Member a written report within thirty (30) days of its engagement setting forth such determination, based upon an analysis of comparable companies in the same line of business and size as the Company and other characteristics deemed relevant by the Independent Appraiser.  The expenses of the Independent Appraiser shall be borne by the Company.  The determination of such Independent Appraiser as to Fair Market Value shall be final and binding upon the Company, the Electing Member and the Other Member.

(i)	At the Closing, the Other Member will deliver to the Electing Member the following executed documentation in form reasonably acceptable to the Electing Member:

(1)	an assignment of its Interest to the Electing Member;

(2)	the resignation of each of its Board Representatives who are acting as members of the Board;

(3)
representations and warranties by the Other Member that it owns and has good title to its Interest free and clear of all liens, claims, and encumbrances, and has the proper authority to transfer the Interest, which representations and warranties will survive the closing and will continue indefinitely;

(4)	all confidential documents relating to the Company in the Other Member’s possession;

(5)	all property belonging to the Company; and

(6)
such other documentation as the Electing Member may reasonably require in order to vest in the Electing Member full right, title and interest in and to the Other Member’s Interest free and clear of all liens, claims and encumbrances.

(j)	At the Closing, the Electing Member will deliver to the Other Member:

(1)
the purchase price in immediately available funds, subject to (A) if the Other Member owes money to the Company, then the purchase price will be reduced by the amount of the principal and accrued but unpaid interest on such indebtedness and (B) if the Company owes money to the Other Member, then the Company will pay to the Other Member the full amount of the principal and accrued but unpaid interest on such indebtedness; and

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(2)
an indemnity agreement, in form proposed by the Other Member and reasonably acceptable to the Electing Member, indemnifying the Other Member against any claims arising from the conduct of the Business of the Company from and after the Closing.

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